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                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                     -oOo-


     This Amended and Restated Employment Agreement (the "Agreement") is entered into as of January 2, 1998, between DAMARK INTERNATIONAL, INC., a Minnesota corporation (including its subsidiaries, the "Company"), located in Minneapolis, Minnesota, and MARK A. COHN ("Executive").

                                   RECITALS:

     A. The Company currently employs the Executive as its Chairman and Chief Executive Officers pursuant to an Employment Agreement dated as of August 12, 1992, as amended by an Amendment to Employment Agreement dated as of July 17, 1995 (the "Employment Agreement").

     B. In connection with the direction of the Board of Directors of the Company to provide certain severance benefits and change of control protections to the executives of the Company, the Company and the Executive wish to amend and restate the Employment Agreement in its entirety so as to provide those benefits and protections at a level appropriate to the Executive.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     1. DEFINITIONS. The following terms as used herein shall have the following meanings:

     (a) "Annual Bonus" means the cash annual bonus based on the achievement by the Company of performance goals or any short term incentive or bonus plan established by the Board of Directors or the Compensation Committee of the Board of Directors from time to time.

     (b) "Base Salary" means the base salary payable to the Executive pursuant to paragraph 2(c).

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          (c)  "Cause" means termination of the Executive in the event that the Executive: (i) has repeatedly failed to perform the material duties specified for the position to which the Executive has been elected, which failure is willful and deliberate; (ii) has engaged in an act or acts of dishonesty which is or are intended to result in substantial personal enrichment for the Executive; (iii) has knowingly engaged in conduct which is materially injurious to the Company; (iv) is convicted of, or pleads NOLO CONTENDERE to (A) any felony (other than any felony arising out of negligence), or (B) any crime or offense involving dishonesty with respect to the Company; (v) has failed to comply with the covenants contained in paragraphs 9, 11 and 12 of this Agreement as determined in accordance with paragraph 14 hereof; or (vi) knowingly provides materially misleading information concerning the Company to the Board of Directors of the Company, any governmental body or regulatory agency or any lender or other financing source or proposed financing source of the Company.

          (d)  A "Change in Control" shall be deemed to have occurred if:

               (i) any "Person" or "Persons" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than the Company, any employee benefit plan of the Company, the Executive or any entity which reports beneficial ownership of the Company's outstanding securities on Schedule 13G pursuant to Regulation Section 240.13d-1 promulgated under the Securities Exchange Act of 1934) becomes a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the voting power of all of the Company's then outstanding securities; or

               (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Incumbent Directors") together with any director (the "New Incumbent Director") whose nomination or election was approved by at least two-thirds of the Incumbent Directors and any New Incumbent Director who was previously elected, cease for any reason to constitute at least a majority of the Board of Directors of the Company; or

               (iii) the shareholders of the Company approve the sale of all, or substantially all, of the business or assets of the Company or the liquidation or dissolution of the Company, or the shareholders of the Company approve the merger, consolidation or other corporate reorganization of the Company under circumstances in which the Company will not be the surviving party.

         (e) "Confidential Information" means any information which is proprietary or unique to the Company, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Company which is not readily available in the Company's industry, and any information the Company has indicated is confidential.

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          (f)  "Good Reason" means termination by the Executive in the event that (i) the Executive is not at all times the duly elected to the positions of the Chairman, President and Chief Executive Officer of the Company (with such changes as the Executive may agree in writing); (ii) there is any material reduction in the scope of the Executive's authority and responsibility; (iii) there is a reduction in the Executive's Base Salary, a material reduction in the amount of Annual Bonus for which the Executive is eligible, an amendment to any Stock Incentives or employee retirement plan applicable to the Executive which is materially adverse to the Executive, or a material reduction in the other benefits to which the Executive is entitled; (iv) the Company requires the Executive's principal place of employment to be anywhere other than the Company's principal executive offices, or there is a relocation of the Company's principal executive offices outside of Minneapolis/St. Paul, Minnesota metropolitan area; (v) the Company otherwise fails to perform its obligations under this Agreement; (vi) a Change in Control has occurred and either (x) the Executive dies or becomes permanently disabled (as determined by reference to the Company's long-term disability plan) prior to the first anniversary of the Change in Control or
(y) elects to terminate employment with the Company regardless of the reason therefor by giving the Company written notice thereof within the 60-day period immediately following the first anniversary of the Change in Control, regardless of the reason therefor, or (vii) the Company fails to obtain the agreement of a successor referred by paragraph 18 hereof prior to the effectiveness of any succession (unless the opinion described in paragraph 18 hereof is rendered to the Executive).

          (g) "Stock Incentives" means stock options, restricted stock, stock appreciation rights, stock performance units or other stock incentives granted to the Executive by the Compensation Committee of the Board of Directors under any stock-based plan from time to time adopted by the Company.

          (h) "Termination Date" means the date on which the Executive ceases to be an employee of the Company.

          (i) "Work Product" means all inventions, creations, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relate to the Company's actual or anticipated business, research and development or existing or future products or services which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement), together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

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     2.   EMPLOYMENT AND DUTIES; TERM OF EMPLOYMENT; COMPENSATION.

          (a) EMPLOYMENT AND DUTIES. For the term stated in paragraph 2(b), the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, to perform the duties and responsibilities of a chairman, president and chief executive officer, together with such other responsibilities as are consistent with such position and as are assigned by the Board of Directors from time to time, and to serve as the Chairman, President and Chief Executive Officer of the Company, subject at all times to the performance by the Board of Directors of the Company of its responsibilities with regard to the management and affairs of the Company. The Executive agrees to devote his full business time and effort to the diligent and faithful performance of his duties under the direction of the Board of Directors of the Company. Such duties shall be performed from the Company's principal executive office in Minneapolis, Minnesota.

          (b) TERM OF EMPLOYMENT. Unless terminated as provided herein, the term of this Agreement shall commence on the date hereof and shall continue through December 31, 2000, provided that the term shall be automatically extended for one year on each January 1st, commencing January 1, 1999, unless either party gives written notice to the other prior to the date on which the automatic extension would be effective.

          (c) BASE SALARY. As compensation for his services, Cohn shall be paid a base salary at a minimum annual rate of $475,000 payable in accordance with the Company's customary payroll practices, which salary shall be reviewed and may be increased (but not decreased without the Executive's written consent) from time to time at the discretion of the Compensation Committee of the Board of Directors.

          (d) ANNUAL BONUS. In addition to his Base Salary, the Executive also shall be eligible to receive an Annual Bonus.

          (e) OTHER BENEFITS. The Executive shall be entitled to participate in the Company's regular health, life, pension, vacation and disability plans in accordance with their respective terms, provided that nothing herein shall be construed to limit the Company's discretion to amend, terminate or otherwise modify any such plans. The Company will also provide
(i) such employee benefits to the Executive in respect of his employment as the Company customarily provides from time to time to its executive officers, and (ii) a car allowance to the Executive of $1,500 per month.

     3.   TERMINATION OF EMPLOYMENT PRIOR TO A CHANGE IN CONTROL OF THE
COMPANY.

          (a) DEATH OR DISABILITY. In the event of the Executive's death or disability (as defined in the Company's disability plan then in effect), the Company's obligation to make further Base Salary payments hereunder shall thereupon terminate. The Executive shall be entitled to receive (i) the Annual Bonus payable with respect to the year prior to death or disability if it has not yet been paid, and (ii) the Annual Bonus payable with respect to the year

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in which death or disability occurs, prorated for the portion of such year up to the Termination Date which shall be payable at the time the Annual Bonus for such year is paid to other executives of the Company. The Executive's rights to other compensation and benefits shall be determined under the then effective benefit plans and policies of the Company applicable to executives.

          (b) TERMINATION FOR CAUSE BY THE COMPANY. By following the procedure set forth in paragraph 4(d), the Company shall have the right to terminate the employment of the Executive for Cause. If the employment of the Executive is terminated by the Company for Cause, the Executive's rights to compensation and benefits shall be determined under the Company's benefit plans and policies applicable to executives of the Company then in effect. The Executive shall have no right to severance benefits under this paragraph 3, but shall continue to be obligated under paragraphs 9, 11 and 12 hereof. The Executive shall have the right to continue health and life insurance under COBRA laws in effect on the Termination Date.

          (c) TERMINATION WITHOUT CAUSE. If the Company terminates the Executive without Cause, the Executive shall be entitled to the severance benefits described in paragraph 3(g).

          (d) TERMINATION FOR GOOD REASON BY THE EXECUTIVE. By following the procedure set forth in paragraph 4(d), the Executive shall have the right to terminate his employment with the Company for Good Reason. If the employment of the Executive is terminated by the Executive for Good Reason, the Executive shall be entitled to the severance benefits set forth in paragraph 3(g).

          (e) VOLUNTARY RESIGNATION. The Executive may voluntarily terminate his employment without Good Reason prior to the expiration of the term of this Agreement by giving the Company at least sixty (60) days prior written notice or such shorter period of time as the Company's Board of Directors may determine. In the event the Executive voluntarily resigns, (i) the Executive's rights to further Base Salary payments and the Annual Bonus (except for the Annual Bonus prorated for the portion of the year up to the Termination Date which prorata amount shall be paid at the time the annual bonus are paid to other executives of the Company) shall terminate on the effective date of such resignation, (ii) the Executive's rights to other compensation and benefits shall be determined under the benefit plans and policies applicable to the Company's executives as then in effect, and (iii) the Executive shall continue to be obligated under paragraphs 9, 11 and 12 hereof.

          (f) NOTICE AND RIGHT TO CURE. If the Company proposes to terminate the employment of the Executive for Cause under paragraph 3(b), the Company shall give written notice to the Executive specifying the reasons for such proposed termination with particularity and, in the case of a termination for Cause under clauses (i), (ii), (iii) and (vi) of the definition thereof, the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Company, which period shall be no less than 10 days from the Executive's receipt of the notice of proposed termination nor longer than the period specified in

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such notice.  Termination for Cause shall be effective as specified in paragraph 20 or, in the case of termination for Cause under clauses (i),
(ii), (iii) and (vi) of the definition thereof, following the period of the opportunity to correct if no correction has been made.

          (g) SEVERANCE BENEFITS UPON TERMINATION. If the Executive's employment is terminated without Cause by the Company or for Good Reason by the Executive prior to a Change in Control, the Executive shall be entitled to the following severance compensation and benefits:

               (i)    BASE SALARY.   The Company shall pay the Executive the
Executive's Base Salary for a period of 36 months from the Termination Date in accordance with the Company's normal salary payment practices.

               (ii) BONUS. If the Termination Date occurs before the Annual Bonus for any preceding year has been paid, the Company shall pay to the Executive the amount of the Executive's Annual Bonus for the preceding year when and as it would have been paid if the Executive had remained employed by the Company. In addition, the Company shall pay the Executive an amount equal to the average of the Annual Bonus paid or payable to the Executive for the two years immediately preceding the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of months remaining in the term of this Agreement after the end of the last year for which Annual Bonus for the Executive was determined and the denominator of which is 12, which amount of Annual Bonus shall be paid to the Executive when and as it would have been paid if the Executive had remained employed by the Company.

               (iii) DISABILITY, LIFE INSURANCE AND MEDICAL/DENTAL COVERAGE; NO UNPAID VACATION OR SICK LEAVE. The Company, shall continue the disability, life insurance and medical/dental coverage provided to the Executive immediately prior to the Termination Date, subject to then existing Executive contribution requirements. Such coverage shall be provided through the earlier to occur of the third anniversary of the Termination Date or the date on which the Executive obtains comparable coverage provided by a new employer. If and to the extent additional benefits are available, the Executive has the right to continue health and life insurance benefits under COBRA laws in effect on the Termination Date. The Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave.

               (iv) STOCK INCENTIVES. The Executive's rights and the Company's obligations with respect to Stock Incentives shall be as described in the applicable Company plan and the applicable separate agreements with the Executive, provided that in no event shall the payment of severance benefits hereunder be deemed to be an extension of Executive's employment for purposes of the vesting provisions of such plans and agreements.

               (v) OUTPLACEMENT SERVICES. The Company shall pay the reasonable fees and expenses of up to 10% of the Executive's Base Salary for the Executive's use of a qualified outplacement service, provided that the use of such outplacement counseling is initiated within 90 days of the Termination Date.

               (vi) WITHHOLDING. Notwithstanding anything to the contrary herein, the Company shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company is required by law or believes appropriate to withhold.

               (vii) REIMBURSEMENT OF BUSINESS EXPENSES. The Company will reimburse the Executive for all business expenses incurred prior to the Termination Date at the time and in the manner consistent with Company policy.

     4. TERMINATION FOLLOWING A CHANGE IN CONTROL OF THE COMPANY. In the event of a Change in Control and within (and including) 24 months thereafter, the following provisions shall apply:

          (a) TERMINATION FOR CAUSE BY THE COMPANY. By following the procedure set forth in paragraph 4(d)(i), the Company shall have the right to terminate the employment of the Executive for Cause. If the employment of the Executive is terminated by the Company for Cause, the Executive's rights to compensation and benefits shall be determined under the Company's benefit plans and policies applicable to executives of the Company then in effect.

          (b) TERMINATION FOR GOOD REASON BY THE EXECUTIVE. By following the procedure set forth in paragraph 4(d)(ii), the Executive shall have the right to terminate the Executive's employment with the Company for Good Reason and shall be entitled to the severance benefits set forth in paragraph 4(e).

          (c) TERMINATION WITHOUT CAUSE; VOLUNTARY RESIGNATION. If the Company terminates the Executive's employment without Cause, the Executive shall be entitled to the severance benefits set forth in paragraph 4(e). The Executive may voluntarily terminate his employment without Good Reason (other than as provided in paragraph 4(b)) prior to the expiration of the term of this Agreement, and in such event the Executive's rights to further Base Salary payments and Annual Bonus (except Annual Bonus prorated to the Termination Date) shall terminate on the effective date of such resignation, the Executive's rights to other compensation and benefits shall be determined under the benefit plans and policies applicable to the Company's executives as then in effect, and the Executive shall continue to be obligated under paragraphs 9, 11 and 12 hereof.

          (d)  NOTICE AND RIGHT TO CURE.

               (i) TERMINATION BY COMPANY FOR CAUSE. If the Company proposes to terminate the employment of the Executive for Cause, the Company shall give written notice to the Executive specifying the reasons for such proposed termination with particularity and, in the case of a termination for Cause under clause (i) of the definition thereof, the Executive shall have a reasonable opportunity to correct any curable situation to the reasonable satisfaction of the Board of Directors of the Company, which period shall be no less than 30 days from the Executive's receipt of the notice of proposed termination. Notwithstanding the foregoing, the Executive's employment shall not be terminated for Cause unless and until there shall be delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than the majority of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's legal counsel, to be heard before the Board of Directors) finding that, in the opinion of the Company's Board of Directors, the Executive has engaged in conduct justifying a termination for Cause.

               (ii) TERMINATION BY EXECUTIVE FOR GOOD REASON. If the Executive proposes to terminate the Executive's employment for Good Reason (other than a termination for Good Reason under clause (vi) of the definition thereof), the Executive shall give written notice to the Company specifying the reason therefor with particularity. In the event the Executive proposes to terminate employment for Good Reason under clauses (i), (ii), (iii), (iv) or (vii) of the definition thereof, the Termination Date shall be the date of such notice. In the event the Executive proposes to terminate employment for Good Reason under clause (vi) of the definition thereof, the Termination Date shall be the tenth calendar day following such notice or, in the case of death or disability, the date on which the Executive dies or becomes disabled. In the event the Executive proposes to terminate employment for Good Reason under clause (v) of the definition thereof, the Company will have an opportunity to correct any curable situation to the reasonable satisfaction of the Executive within the period of time specified in the Executive's notice which shall not be less than 30 days. If such correction is not so made or the circumstances or situation is such that it is not curable, within 30 days after the expiration of the time so fixed within which to correct such situation, the Executive may give written notice to the Company that the Executive's employment is terminated for Good Reason and the Termination Date shall be the date of such notice.

          (e)  SEVERANCE BENEFITS FOR CHANGE IN CONTROL.

               (i)    BASE SALARY.   The Company shall pay the Executive a
lump sum cash payment, no later than 10 days after the Termination Date, in an amount equal to the Executive's Base Salary multiplied by three.

               (ii) ANNUAL BONUS. The Company shall pay the Executive a lump sum cash payment, no later than 10 days after the Termination Date, in an amount equal to (a) the greater of (x) the product of 2 multiplied by the quotient obtained by dividing the sum of the


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Annual Bonuses, if any, paid to the Executive during the three calendar years immediately preceding the Termination Date by three (the "Prior Bonus Amount"), and (y) two times the Executive's target Annual Bonus for the current calendar year, assuming achievement of performance permitting payment of 100% of the target Annual Bonus, PLUS (b) the Executive's target Annual Bonus for the current calendar year, assuming achievement of performance permitting payment of 100% of the target Annual Bonus, pro rated for the number of calendar months (including any partial month as a full calendar month) preceding the Termination Date. If the Annual Bonus for the calendar year immediately preceding the Termination Date has not been determined, the Company shall pay the Executive the target Annual Bonus for the current calendar year, calculate the Prior Bonus Amount as soon as practicable, and pay the Executive the Prior Bonus Amount promptly following calculation.

               (iii) DISABILITY, LIFE INSURANCE AND MEDICAL/DENTAL COVERAGE; NO UNPAID VACATION OR SICK LEAVE. The Company shall continue the disability, life insurance and medical/dental coverage provided to the Executive immediately prior to the Termination Date. Such coverage shall be provided by the Company at its sole cost until the third anniversary of the Termination Date. If and to the extent additional benefits are available, the Executive has the right to continue health and life insurance benefits under COBRA laws in effect on the Termination Date. The Executive shall not be deemed to have and shall not be paid for any unpaid vacation or sick leave.

               (iv) STOCK INCENTIVES. Not later than 30 days after the Termination Date, the Company shall pay the Executive a lump sum cash payment equal to the amount by which the fair market value (determined as of the Termination Date) of the number of shares of stock subject to any Stock Incentive granted to the Executive is in excess of the exercise price or other amount of payment required to be made by the Executive thereunder, but only to the extent that the Executive is not entitled to exercise his Stock Incentives after the Termination Date under the provisions of the Executive's Stock Incentive agreements.

               (v) OTHER DEFERRED BENEFITS. Not later than 30 days after the Termination Date, the Company shall pay the Executive a lump sum cash payment in an amount equal to the sum of the unvested portion of all other deferred benefits, including without limitation deferred compensation, retirement and profit-sharing plans, but only to the extent that the Executive is not entitled to receive such benefits immediately following the Termination Date under the provisions of the applicable agreements.

               (vi) OUTPLACEMENT SERVICES. The Company shall pay reasonable fees and expenses, in an amount equal to 15% of the Executive's Base Salary, for the Executive's use of a qualified outplacement service, provided that the use of such outplacement counseling is initiated within one year of the Termination Date.

               (vii) WITHHOLDING. Notwithstanding anything to the contrary herein, the Company shall withhold from all severance benefits payable hereunder the sum of federal, state and local taxes and other amounts which the Company is required by law or believes appropriate to withhold.

     5.   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

          (a) GROSS-UP PAYMENT. Anything to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit made or provided by the Company to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, being collectively referred to as the "Excise Tax"), then the Company shall pay the Executive in cash an amount (the "Gross-Up Payment") such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including but not limited to income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed on the Payments. An example of the calculation of the Gross-Up Payment is attached hereto as Exhibit A.

          (b) DETERMINATION OF GROSS-UP PAYMENT. Subject to paragraph 5(c), all determinations required to be made under this paragraph 5, including whether a Gross-Up Payment is required and the amount of the Gross-Up Payment, shall be made by the firm of independent public accountants selected by the Company to audit its financial statements for the year immediately preceding the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Executive within 30 days after the Termination Date. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required under this paragraph 5 (which accounting firm shall then be referred to as the "Accounting Firm"). All fees and expenses of the Accounting Firm in connection with the work it performs pursuant to this paragraph 5 shall be promptly paid by the Company. Any Gross-Up Payment (as determined pursuant to this paragraph 5) shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or a similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to paragraph 5(c), and the Executive is thereafter required to make a payment of Excise Tax, the Accounting Firm shall promptly determine the amount of the

Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within 5 days after such determination.

         (c) CONTEST. The Executive shall notify the Company in writing of any claim made by the Internal Revenue Service that, if successful, would require the Company to pay a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

              (i) give the Company any information reasonably requested by the Company relating to such claim;

              (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

              (iii) cooperate with the Company in good faith in order to effectively contest such claim;

              (iv) permit the Company to participate in any proceedings relating to such claim, provided that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 5(c), the Company shall control all proceedings taken in connection with such contest. At its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine, provided that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance, and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) REFUND. If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

    6. BENEFITS IN LIEU OF SEVERANCE PAY POLICY. The severance benefits provided for in paragraphs 3, 4 and 5 hereof are in lieu of any benefits that would otherwise be provided to the Executive under the Company's severance pay policy or agreement, and the Executive shall not be entitled to any benefits under any other Company's severance pay policy or agreement.

    7. NO FUNDING OF SEVERANCE. Nothing contained in this Agreement or otherwise shall require the Company to segregate, earmark or otherwise set aside any funds or other assets to provide for any payments required to be made under paragraphs 3, 4 and 5 hereof, and the rights of the Executive to any benefits hereunder shall be solely those of a general, unsecured creditor of the Company.

    8. BENEFICIARIES. In the event of the Executive's death, any amount or benefit payable or distributable to him pursuant to this Agreement shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument received by the Company prior to the Executive's death, if any, or, if no beneficiary has been designated, to the Executive's estate, but such designation shall not be deemed to supersede any beneficiary designation under any benefit plan of the Company. Whenever this Agreement provides for the written designation of a beneficiary or beneficiaries of the Executive, the Executive shall have the right to revoke such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company, except to the extent, if any, restricted by law.

    9. COVENANT TO PROTECT CONFIDENTIAL INFORMATION. The Executive acknowledges that in connection with the Executive's employment by the Company, the Executive will be brought into contact with Confidential Information, and the Executive agrees that:

         (a) The Executive will not disclose to any Person or entity any Confidential Information, either during or after the term of his employment, except to designated employees of the Company (only as such employees need such information and are designated by the Company as needing such information), and attorneys, accountants or other representatives of the Company as may be necessary or appropriate in the ordinary course of performing the Executive's duties as an executive of the Company, or otherwise with the Company's express prior written consent.

         (b) The Executive will not disclose or transfer any Confidential Information to any third party without the express prior written consent of the Company.

         (c) The Executive will deliver to the Company promptly upon termination of employment, or at any other time that the Company may so request, all memoranda, notes, records (including electronic data records), reports and other documents (and all copies thereof) relating to the Confidential Information which he may then possess or have within his control.

    10. TERMINATION OF OBLIGATION OF CONFIDENTIALITY. The confidentiality obligations imposed by Section 9 of this Agreement shall cease to apply to Confidential Information after the EARLIEST of the date on which the Executive provides the Company with written evidence clearly establishing that the Confidential Information which has been treated by the Company as Confidential
Information: (i) was known to Executive before it was obtained from the Company; (ii) was publicly available on the date of first receipt from the Company; (iv) has become generally known in the Company's industry in the United States through no fault of the Executive; (v) has been disclosed to Executive free of any obligation of confidentiality by a third party who has the right to disclose the same and who did not derive the information from the Company; or (vi) was independently developed by the Executive without the use of the Confidential Information.

    11. WORK PRODUCT. The Executive acknowledges that Work Product belongs solely to the Company.

         (a) At the request of the Company, the Executive shall (i) promptly and fully inform the Company in writing of Work Product made, created or conceived during the Executive's employment, (ii) assign (and the Executive does hereby assign) to the Company all of his ownership in and rights to such Work Product, and (iii) assist the Company as requested during and after employment to evidence, perfect and enforce the rights of the Company in and ownership of such Work Product by promptly executing and delivering to the Company, the reasonably necessary written instruments and by performing such other acts as may be necessary, in the opinion of the Company, so as to enable the Company to obtain and maintain patent, copyright or other intellectual property rights in such Work Product and so as to vest the entire right and title thereto in the Company.

         (b) Pursuant to the provisions of Minn. Stat. Section 181.78, the Company hereby notifies the Executive that this Section 11 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive's own time, and (i) which does not relate (A) directly to the business of the Company, or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by the Executive for the Company.

    12. NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT. The Executive acknowledges and agrees with the Company that during the course of the Executive's employment with the Company, the Executive has had and will continue to have the opportunity to develop relationships with existing employees, customers and other business associates of the Company, which relationships constitute goodwill of the Company, and the Executive acknowledges and agrees that the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. The Executive accordingly covenants and agrees as follows:

         (a) The Executive acknowledges that the Company currently conducts throughout the United States (the "Territory") the business of direct marketing merchandise and membership services including without limitation customer segmentation and modeling (the "Subject Business"). Accordingly, during the term of the Executive's employment with the Company and (i) prior to a Change of Control, for a period equal to the longer of one year after the Termination Date or the balance of the term of this Agreement under paragraph 2(a) as if no termination of employment occurred but notice of termination of the automatic extension was given in the event of a voluntary resignation under paragraph 3(e) or a termination by the Company for Cause under paragraph 3(b), or (ii) after a Change of Control, until the first anniversary of the Termination Date (the "Noncompete Period"), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in the Subject Business and markets, programs, products or services similar to those of the Company as of the Termination Date, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person, provided that the aggregate ownership by the Executive of no more than two percent of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system or, in the case of the Company, of no more than twenty-five percent of the Company's outstanding equity securities shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any Person in which the executive has any financial or other interest directly or indirectly enters into the Subject Business in the Territory during the Noncompete Period, the Executive shall divest all of his interest (other than any amount permitted under this paragraph) in such Person within 30 days after such Person enters into the Subject Business in the Territory.

         (b) The Executive covenants and agrees that during the period commencing with the date of this Agreement and ending (i) on the third anniversary of the Termination Date if the Termination Date occurs prior to a Change in Control, or (ii) on the first anniversary of the Termination Date if the Termination Date occurs on or after a Change in Control, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates employment with the Company, (ii) solicit any supplier to the Company as of the Termination Date to purchase or distribute information, products or services of or on behalf of the Executive or such other Person that are competitive with the information, products or services provided by the Company, or (iii) make any disparaging statements concerning the Company or its officers, directors or employees to any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company, as such relationship relates to the Company's conduct of the Subject Business.

         (c) The Executive understands that the foregoing restrictions may limit the Executive's ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that the Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the Executive's education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

    13. REMEDIES. In the event of the violation or threatened violation by the Executive of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Company shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledged and agreed that any such violation or threatened violation will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy, (ii) the right and remedy to terminate forthwith any payments or benefits required to be made or provided to the Executive hereunder upon violation by the Executive of any provisions of paragraphs 9, 11 or 12 hereof, but without limiting the Executive's obligations under paragraphs 9, 11 or 12 hereof, provided that all such payments shall be promptly paid over to the Executive if a court of competent jurisdiction determines that the Executive did not violate such provisions, (iii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments, or other benefits, other than those payable under this Agreement, derived or received by the Executive or the entity in competition with the Company as the result of any transactions constituting a breach of any part of paragraphs 9, 11 or 12 of this Agreement, and Executive agrees to account for and pay over to the Company such amounts promptly upon demand therefor, and (iv) the right to any and all damages available as a matter of law, and costs and expenses incurred by the Company in pursuing its rights under this Agreement, including reasonable attorneys' fees and other litigation expenses.

    14. ARBITRATION. In the event of a dispute between the Company and the Executive regarding the entitlement of the Executive to benefits hereunder or the amount thereof, it is the intention of the parties that the dispute shall be resolved as expeditiously as possible, consistent with fairness to both sides. Accordingly, any claim or dispute relating to the entitlement of the Executive to benefits hereunder or the amount thereof, shall be resolved by binding private arbitration before three arbitrators. Either party may request arbitration by written notice to the other party. Within 30 days of receipt of such notice by the opposing party, each party shall appoint a disinterested arbitrator and the two arbitrators selected thereby shall appoint a third neutral arbitrator. In the event the two arbitrators cannot agree upon the third arbitrator within 10 days after their appointment, then the neutral arbitrator shall be appointed by the Chief
Judge of Hennepin County (Minnesota) District Court. Any arbitration proceeding conducted hereunder shall be in the City of Minneapolis and shall follow the procedures set forth in the Rules of Commercial Arbitration of the American Arbitration Association, and both sides shall cooperate in as expeditious a resolution of the proceeding as is reasonable under the circumstances. The arbitration panel shall have the power to enter any relief it deems fair and just on any claim, including interim and final equitable relief, along with any procedural order that is reasonable under the circumstances. Any award rendered by any arbitration panel, or a majority thereof, may be filed and a judgment obtained in any court having jurisdiction over the parties unless the relief granted in the award is delivered within 10 days of the award.

       15. SEVERABILITY. Should any covenant, term or condition contained in this Agreement become or be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the court shall be requested to judicially modify such unenforceable provision consistent with the intent of this Agreement so that it shall be enforceable to the fullest extent possible.

       16. APPLICABLE LAW; JURISDICTION. This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota without regard to conflict of law provisions. The Executive hereby submits to the jurisdiction of, and waives any venue objections against, the State of Minnesota and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of paragraphs 9, 11 or 12 of this Agreement, and the Executive consents to the personal jurisdiction of such courts for such purposes.

       17. AMENDMENTS; WAIVERS This Agreement may be amended, modified, superseded or cancelled, and the terms or covenants waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the Company. The failure to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any term, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach, or a waiver of the breach of any other term contained in this Agreement.

      18. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. The Executive's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

      19. SURVIVAL. The rights and obligations of the parties pursuant to this Agreement shall survive the Termination Date to the extent that any performance is required hereunder after the expiration or termination of such term.

      20. NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Chief Financial Officer) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Executive, to the Executive's last known address as carried on the personnel records of the Company and, in the case of the Company, to the corporate headquarters, attention of the Chief Financial Officer, or to such other address as the party to be notified may specify by written notice to the other party.

      21. CONSTRUCTION. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

      22.    TERMINATION OF EMPLOYMENT AGREEMENT.    The Employment Agreement
described in Recital A hereto is terminated effective as of the date of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                              DAMARK INTERNATIONAL, INC.


                              By
                                  ------------------------------------
                              Its
                                  ------------------------------------


                              EXECUTIVE


                              ----------------------------------------
                              Name:  Mark A. Cohn

                           EXHIBIT A

                CALCULATION OF GROSS-UP PAYMENT

     Pursuant to Section 5 of the Change of Control, Confidentiality and Noncompete Agreement to which this Exhibit A is attached, a gross-up payment shall be paid to the Executive by the Company within the time period specified in the Agreement for the amount of excise tax incurred by the Executive as a result of Internal Revenue Code Section 4999. The following is an example of the result intended by Section 5 of the Agreement.

Definition of terms:

     G=   Gross-up payment due,
     P=   Amount of the parachute payment,
     B=   Base amount,
     R= Aggregate applicable Federal and State (net of Federal benefit) income tax rate

Example assumptions:

     G=   X,
     P=   $800,000,
     B=   $200,000, and
     R=   .4

Based upon the assumptions listed, the gross-up payment is calculated as follows:

     G=   (.2P - .2B) / (.8-R)
     G=   [(.2($800,000) - .2($200,000)] / (.8 - .4)
     G=   ($160,000 - $40,000) / .4
     G=   $120,000 / .4
     G=   $300,000

                               CREDIT AGREEMENT


     THIS CREDIT AGREEMENT, dated as of January 12, 1998, is by and between DAMARK INTERNATIONAL, INC., a Minnesota corporation (the "Borrower"), the banks which are signatories hereto (individually, a "Bank" and, collectively, the "Banks") and U.S. BANK NATIONAL ASSOCIATION (formerly known as First Bank National Association), a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").

                                   RECITALS

     A. The Borrower, the Banks and the Agent are parties to that certain Credit Agreement dated as of March 22, 1996, as amended by the First through the Third Amendments thereto (as so amended, the "Existing Credit Agreement"). Pursuant to the Existing Credit Agreement the Banks have made a revolving credit facility available to Borrower, said revolving credit facility being further evidenced by three separate Promissory Notes of the Borrower in favor of each Bank, each dated June 23, 1997 (each, an "Existing Note," and collectively, the "Existing Notes").

     B. The obligations of the Borrower to the Banks under the Existing Credit Agreement and the Existing Notes are secured by, INTER ALIA, (i) a Security Agreement dated as of March 22, 1996 (the "Existing Security Agreement") from the Borrower to the Agent for the benefit of the Agent and the Banks, (ii) a Collateral Assignment of Trademarks dated as of March 22, 1996 (the "Existing Trademark Assignment") from the Borrower to the Agent for the benefit of the Agent and the Banks, (iii) a Pledge Agreement dated as of March 22, 1996, as amended by a First Amendment dated as of August 21, 1996 (as so amended the "Existing Pledge Agreement") from the Borrower to the Agent for the benefit of the Agent and the Banks, (iv) a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated as of March 22, 1996 (the "Existing Mortgage") from the Borrower to the Agent for the benefit of the Agent and the Banks, (vi) an Indemnification Agreement dated as of March 22, 1996 (the "Existing Indemnification Agreement") from the Borrower in favor of the Banks and the Agent, (vii) two separate Guaranties (each an "Existing Guaranty," and collectively, the "Existing Guaranties") executed by Texas Telemarketing, Inc. and Damark Financial Services, Inc. (each an "Existing Guarantor," and collectively, the "Existing Guarantors") dated as of March 22, 1996 and August 21, 1996, respectively, in favor of the Banks and the Agent, and (viii) two separate Security Agreements (each a "Guarantor Security Agreement," and collectively, the "Existing Guarantor Security Agreements" from each Existing Guarantor in favor of the Agent for the benefit of the Agent and the Banks.

     C. The parties hereto also desire to amend and restate the Existing Credit Agreement in its entirety, to cause the Existing Notes to be amended and restated in the form of new notes, and to make such amendments to the Existing Security Agreement, the Existing Trademark Assignment, the Existing Pledge Agreement, the Existing Mortgage, the Existing Indemnification Agreement, the Existing Guaranties and the Existing Guarantor Security Agreements as may be necessary or desirable in connection with the amendment and restatement of the Existing Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

                                   PART ONE

                         AMENDMENT AND RESTATEMENT OF
                           EXISTING CREDIT AGREEMENT

                                   ARTICLE I

                       DEFINITIONS AND ACCOUNTING TERMS


     Section 1.1 DEFINED TERMS. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     "ADJUSTED EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

     "ADVANCE": Any portion of the outstanding Loans by a Bank as to which the Borrower has elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a Eurodollar Rate Advance or a Base Rate Advance.

     "AFFILIATE": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, ten percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, ten percent or more of the equity interest), (c) each Person, ten percent of more of the voting stock (or if such Person is not a corporation, ten percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners (excluding, however, officers, directors, joint venturers and partners of Heartland Advisors, Inc.). The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

     "AGENT":  As defined in the opening paragraph hereof.

     "AGGREGATE COMMITMENT AMOUNTS": As of any date, the sum of the Commitment Amounts of all the Banks.

     "AGREEMENT": This Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "APPLICABLE LENDING OFFICE": For each Bank and for each type of Advance, the office of such Bank identified pursuant to Section 9.4 or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

     "APPLICABLE MARGIN":  With respect to:

          (a) Base Rate Advances -- 0%.

          (b) Eurodollar Rate Advances -- 1.50%.

     "BANK":  As defined in the opening paragraph hereof.

     "BASE RATE": For any day, a rate per annum equal to the higher of (a) the Reference Rate for such day and (b) the Federal Funds Rate for such day plus one-half of one percent (0.5%) per annum. Each change in the interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change.

     "BASE RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Base Rate.

     "BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

     "BORROWER":  As defined in the opening paragraph hereof.

     "BORROWER LOAN DOCUMENTS": This Agreement, the Notes and any of the Security Documents executed and/or to be executed by the Borrower.

     "BORROWING BASE": As determined in accordance with the formula set forth in Exhibit 1.1-A hereto.

     "BORROWING BASE CERTIFICATE": A certificate in the form of Exhibit 1.1-B hereto.

     "BORROWING BASE DEFICIENCY": At the time of any determination, the amount, if any, by which Total Outstandings exceed the Borrowing Base.

     "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

     "CAPITAL EXPENDITURES": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs, maintenance or operating expense in accordance with
GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect.

     "CAPITALIZED LEASE": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     "CAPITALIZED LEASE OBLIGATIONS": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "CHANGE OF CONTROl": The occurrence, after the date hereof, of any of the following circumstances: (a) the Borrower's stock ceasing to be publicly traded on a nationally recognized exchange; or (b) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (c) the occurrence during any period of twelve consecutive months, whether commencing before or after the date of a change in the Board of Directors of the Borrower with the result that the Incumbent Members (as defined below) do not constitute a majority of the Borrower's Board of Directors; or (d) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which has resulted in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors. The term "Incumbent Members" shall mean the members of the Borrower's Board of Directors on the date immediately preceding the twelve-month period referred to in clause (c) of the preceding sentence, provided that any person becoming a director during such twelve-month period whose election or nomination for election was approved by a majority of the directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

     "CLOSING FEE":  As defined in Section 2.16(a).

     "CODE":  The Internal Revenue Code of 1986, as amended.

     "COMMITMENT": With respect to a Bank, the agreement of such Bank to make Loans to the Borrower and issue or participate in Letters of Credit for the account of the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

     "COMMITMENT AMOUNT": With respect to a Bank, the amount set opposite such Bank's name on Exhibit 1.1-E hereto as its Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.14.

     "COMMITMENT ENDING DATE":  As defined in Section 2.20.

     "COMMITMENT NONUSE FEES":  As defined in Section 2.16(b).

     "COMMITMENT PERCENTAGE": With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Commitment Amount of such Bank and the denominator of which is the Aggregate Commitment Amounts.

     "CONTINGENT OBLIGATION": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or
(d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

     "DEFAULT": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

     "DOCUMENTARY LETTER OF CREDIT": An import or export documentary letter of credit issued by the Agent for the account of the Borrower pursuant to this Agreement.

     "EBITDA": For any period of determination, the sum of the consolidated operating income of the Borrower for such period plus depreciation and amortization deducted in determining such operating income, all as determined in accordance with GAAP.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     "EURODOLLAR BUSINESS DAY": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

     "EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the offered rate for deposits in United States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of such Interest Period for the number of days comprised therein, which appears on the Reuters Screen LIBO page as of 11:00 a.m., London time, two Eurodollar Business Days preceding the first day of such Interest Period, or the rate determined at such time based on such other published service of general application as shall be selected by the Agent for such purpose. If the Reuters Screen LIBO Page or such other service does not report such rates or such rates do not, in the judgement of the Agent, accurately reflect the rates of interest applicable to the

Banks in the relevant markets, the rate for such Interest Period shall be determined by the Agent based on rates offered to the Agent for United States
Dollar deposits in the interbank Eurodollar Market.   "Reuters Screen LIBO
page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service) for the purpose of displaying Reuters interbank offered rates of major banks for United States Dollar deposits.

     "EURODOLLAR RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

     "EURODOLLAR RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

     "EVENT OF DEFAULT":  Any event described in Section 7.1.

     "EXISTING CREDIT AGREEMENT":  As such term is defined in Recital A.

     "EXISTING GUARANTOR" and "EXISTING GUARANTORS": As such terms are defined in Recital B.

     "EXISTING GUARANTOR SECURITY AGREEMENT" and "EXISTING GUARANTOR SECURITY AGREEMENTS": As such terms are defined in Recital B.

     "EXISTING GUARANTY" and "EXISTING GUARANTIES": As such terms are defined in Recital B.

     "EXISTING INDEMNIFICATION AGREEMENT": As such term is defined in Recital B.

     "EXISTING MORTGAGE":  As such term is defined in Recital B.

     "EXISTING NOTE" and "EXISTING NOTES": As such terms are defined in Recital A.

     "EXISTING PLEDGE AGREEMENT":  As such term is defined in Recital B.

     "EXISTING SECURITY AGREEMENT":  As such term is defined in Recital B.

     "EXISTING TRADEMARK ASSIGNMENT":  As such term is defined in Recital B.

     "FEDERAL FUNDS RATE": For any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, PROVIDED that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to U.S. Bank on such Business Day on such transactions as determined by the Agent.

     "FIXED CHARGE COVERAGE RATIO": For any period of determination, the ratio of

     (a) the sum of EBITDA PLUS operating lease expense deducted in determining EBITDA,

          TO

     (b) the remainder of Fixed Charges MINUS Capital Expenditures made, with the prior written consent of the Majority Banks, from equity capital specifically raised by the Borrower for the purpose of making such Capital Expenditures, in each case determined for the Borrower on a consolidated basis for said period in accordance with GAAP.

     "FIXED CHARGES": For any period of determination, the sum of the Net Interest Expense, Capital Expenditures, operating lease expense and cash income taxes, in each case determined on a consolidated basis for said period in accordance with GAAP.

     "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

     "GUARANTOR MORTGAGE": A mortgage in substantially the same form as the Mortgage, executed and delivered by a Guarantor in accordance with Section 6.21.

     "GUARANTOR PLEDGE AGREEMENT": A pledge agreement in substantially the same form as the Pledge Agreement, executed and delivered by a Guarantor in accordance with Section 6.21.

     "GUARANTORS": The Existing Guarantors and any other Subsidiary that becomes a Guarantor hereunder in accordance with Section 6.21.

     "GUARANTOR SECURITY AGREEMENT": With respect to either of the Existing Guarantors, such Existing Guarantor's Existing Guarantor Security Agreement, and with respect to any other Guarantor, a security agreement in substantially the same form as the Security Agreement.

     "GUARANTY": With respect to either of the Existing Guarantors, such Existing Guarantor's Existing Guaranty, and with respect to any other Guarantor, a guaranty in the form of Exhibit 1.1-D attached hereto.

     "HOLDING ACCOUNT": A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required upon the occurrence of an Event of Default, or may elect, to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon. The Holding Account shall be a money market savings account or substantial equivalent (or other appropriate investment medium as the Borrower may from time to time request and to which the Agent in its sole discretion shall have consented) and shall bear interest in accordance with the terms of similar accounts held by the Agent for its customers.

     "IMMEDIATELY AVAILABLE FUNDS": Federal funds or other immediately available funds.

     "INDEBTEDNESS": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person.

     "INDEMNIFICATION AGREEMENT": The Existing Indemnification Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "INTEREST PERIOD": With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

          (a) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

          (b) Any three-months or six- months Interest Period that begins on the last Eurodollar Business Day of a calendar quarter (or a day for which there is no numerically corresponding day in the calendar quarter at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar quarter; and

          (c) Any Interest Period that would otherwise end after the Commitment Ending Date shall end on the Commitment Ending Date.

     "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold, membership and other fees, or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     "LETTER OF CREDIT": A Documentary Letter of Credit or a Standby Letter of Credit.

     "LIEN": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease but excluding the interest of the lessor under any operating lease which is considered a true lease and not a security interest under the Uniform Commercial Code and excluding the interest of the licensor under any license which is considered a true license and not a security interest under the Uniform Commercial Code), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

     "LOAN":  As defined in Section 2.1.

     "LOAN DATE":  The date of the making of any Loans hereunder.

     "LOAN DOCUMENTS":  This Agreement, the Notes and the Security Documents.

     "MAJORITY BANKS": At any time, Banks holding at least 66-2/3% of the Aggregate Commitment Amounts; provided, that if the commitments have terminated, the term "Majority Banks" shall mean Banks holding at least 66-2/3% of Total Outstandings (including Banks holding participation interests in Unpaid Drawings pursuant to the participation agreements referred to in the last sentence of Section 2.15).

     "MORTGAGE": The Existing Mortgage, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "MULTIEMPLOYER PLAN":  A multiemployer plan, as such term is defined in
Section 4001 (a) (3) of ERISA, which is maintained (on the date of this Agreement, within the five years preceding the date of this Agreement, or at any time after the date of this Agreement) for employees of the Borrower or any ERISA Affiliate.

     "NET INTEREST EXPENSE": For any period of determination, the remainder of (a) the consolidated interest expense of the Borrower for such period MINUS (b) the consolidated interest income of the Borrower for such period; PROVIDED, HOWEVER, that Net Interest Expense for any period shall not be less than zero.

     "NOTE": A promissory note of the Borrower in the form of Exhibit 1.1-C hereto.

     "OBLIGATIONS": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Commitment Nonuse Fees and fees payable to the Agent for its own account as described in the last sentence of Section 2.17), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Borrower Loan Document, in all cases whether now existing or hereafter arising or incurred.

     "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

     "PERSON": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

     "PLAN":   Each employee benefit plan (whether in existence on the date of this Agreement or thereafter instituted), as such term is defined in
Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate.

     "PLEDGE AGREEMENT": The Existing Pledge Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "PROHIBITED TRANSACTION": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

     "REFERENCE RATE": The rate of interest from time to time publicly announced by the Agent as its "reference rate." The Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

     "REGULATORY CHANGE": Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "REPORTABLE EVENT": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with
Section 412(d) of the Code.

     "RESPONSIBLE OFFICER": The chief executive officer, the chief financial officer and any other officer of the Borrower to whom the Borrower has given responsibility for determining or monitoring the Borrower's compliance with the provisions of this Agreement.

     "RESTRICTED PAYMENTS": With respect to the Borrower, collectively, all dividends or other distributions of any nature (cash, securities other than common stock of the Borrower, assets or otherwise) and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the date of this Agreement or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

     "SECURITY AGREEMENT": The Existing Security Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

     "SECURITY DOCUMENTS": The Mortgage, the Indemnification Agreement, the Security Agreement, the Pledge Agreement, any Guaranties, any Guarantor Mortgages, any Guarantor Security Agreements and any Uniform Commercial Code financing statements filed with respect to any thereof.

     "STANDBY LETTER OF CREDIT": A Standby Letter of Credit issued by the Agent for the account of the Borrower pursuant to this Agreement.

     "STANDBY LETTER OF CREDIT FEE":  As defined in Section 2.17.

     "SUBORDINATED DEBT": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the date of this Agreement.

     "SUBSIDIARY": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

     "TANGIBLE NET WORTH": As of any date of determination, the remainder of the consolidated net worth of the Borrower as determined in accordance with GAAP, LESS the net book value of all intangible assets of the Borrower and its Subsidiaries, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by the Borrower or any of its Subsidiaries over the book value of such assets.

     "TERMINATION DATE": The earliest of (a) the Commitment Ending Date, (b) the date on which the Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Commitment Amounts are reduced to zero pursuant to Section 2.14 hereof.

     "TOTAL FUNDED DEBT": As of any date of determination, the total amount, on a consolidated basis, of Indebtedness of the Borrower and its Subsidiaries described in clauses (a), (b), (c) and (g) of the definition of the term "Indebtedness" set forth in this Section 1.1, including the maximum amount available to be drawn under Standby Letters of Credit but excluding any amounts available to be drawn under Documentary Letters of Credit.

     "TOTAL OUTSTANDINGS": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Loans outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.

     "UNPAID DRAWING":  As defined in Section 2.11.

     "UNUSED COMMITMENT": With respect to any Bank as of any date of determination, the remainder of

          (a) such Bank's Commitment Amount, MINUS

          (b) an amount equal to the product of

               (i) the remainder of (A) the Total Outstandings on such date MINUS (B) the aggregate maximum amount available to be drawn under Documentary Letters of Credit outstanding on such date, MULTIPLIED BY

               (ii) such Bank's Commitment Percentage.

     "U.S. BANK": U.S. Bank National Association (formerly known as First Bank National Association) in its capacity as one of the Banks hereunder.

     Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

     Section 1.3 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding". All references in Sections 6.16, 6.17, 6.18 and 6.19 to any March 31, June30 or September 30 date shall be deemed to mean and refer to the last day of the Borrower's fiscal quarter ending nearest to such date.

     Section 1.4 OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".

                                  ARTICLE II

                        TERMS OF THE CREDIT FACILITIES

                          PART A --  TERMS OF LENDING

     Section 2.1 THE COMMITMENTS. On the terms and subject to the conditions hereof, each Bank severally agrees to make loans (each, a "Loan" and, collectively, the "Loans") to the Borrower on a revolving basis at any time and from time to time from the date of this Agreement to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Loan will be made in any amount which, after giving effect thereto, would cause the Total Outstandings to exceed the lesser of (a) the Aggregate Commitment Amounts or
(b) the Borrowing Base as reflected in the most recent Borrowing Base Certificate received by the Agent. Without limiting the Borrower's obligation under Section 5.1(f) to provide monthly Borrowing Base Certificates to the Agent, the Borrower may provide a Borrowing Base Certificate to the Agent at any time. Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Commitment Amounts. Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Base Rate Advances or Eurodollar Rate Advances or any combination thereof; provided, however, that the Loans made by any Bank shall not consist of more than ten (10) outstanding Eurodollar Rate Advances at any time.

     Section 2.2 PROCEDURE FOR LOANS. Any request by the Borrower for Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 12:00 noon (Minneapolis time) three Eurodollar Business Days prior to the requested Loan Date if the Loans are requested as Eurodollar Rate Advances and not later than 12:00 noon (Minneapolis time) on the requested Loan Date if the Loans are requested as Base Rate Advances. Each request for Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Loan Date and after giving effect to the requested Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Loans hereunder shall specify (i) the requested Loan Date, (ii) the aggregate amount of Loans to be made on such date which shall be in a minimum amount of (A) $100,000 or, if more, an integral multiple thereof, if such Loans are to be funded as Base Rate Advances, or (B) $500,000 or, if more, an integral multiple of $100,000 in excess thereof, if such Loans are to be funded as Eurodollar Rate Advances, (iii) whether such Loans are to be funded as Base Rate Advances or Eurodollar Rate Advances and (iv) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request. The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's ratable share of the requested Loans. On the date of the requested Loans, each Bank shall provide its share of the requested Loans to the Agent in Immediately Available Funds not later than 3:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in
Article III has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 p.m. (Minneapolis time) on the requested Loan Date the amount of the requested Loans. If the Agent has made a Loan to the Borrower on behalf of a Bank but has not received the amount of such Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the Federal Funds Rate from the date of such Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Loan (provided, however, that the Agent shall not make any Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Loan, the Agent shall be entitled to recover such Loan, with interest thereon at the rate then applicable to the such Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the Federal Funds Rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Loan in question accruing from the date the Agent made such Loan.

     Section 2.3 NOTES. The Advances of each Bank shall be evidenced by a single Note payable to the order of such Bank in a principal amount equal to such Bank's Commitment Amount originally in effect. Upon receipt of each Bank's Note from the Borrower, the Agent shall mail such Note to such Bank. Each Bank shall enter in its ledgers and records the amount of each Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Note a record of such Loans, Advances and payments; provided, however, that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Notes shall be the aggregate amount of all Loans made by the Banks less all payments of principal thereof made by the Borrower.

     Section 2.4 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Base Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however, that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in the minimum amount, as to the aggregate amount of the Advances of all Banks so converted or continued, of $500,000 or, if more, an integral multiple of $100,000 in excess thereof. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 12:00 noon (Minneapolis time) three Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and on the date of the requested conversion to Base Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day in the case of continuations as or conversions to Eurodollar Rate Advances and a Business Day in the case of conversions to Base

Rate Advances), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances within the time required by this Section, such Advances shall, on the alst day of the Interest Period applicable thereto, automatically be converted into Base Rate Advances of the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks.

     Section 2.5 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Loans as follows:

          (a) Subject to paragraph (c) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of
     (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin.

          (b) Subject to paragraph (c) below, each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin.

          (c) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of (1) the Base Rate, plus (2) the Applicable Margin for Base Rate Advances, plus (3) 2.0%.

          (d) Interest shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (iii) with respect to any Base Rate Advance, on the last day of each calendar quarter; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under Section 2.5(c) shall be payable on demand.

     Section 2.6 REPAYMENT. The unpaid principal amount of all Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Termination Date.

     Section 2.7 PREPAYMENTS.

          2.7(a) MANDATORY PAYMENTS. If at any time a Borrowing Base Deficiency exists, the Borrower shall immediately pay on the principal of the Advances an amount equal to such Borrowing Base Deficiency. Any such payments shall be applied first against Base Rate Advances and then to Eurodollar Rate Advances in order starting with the Eurodollar Rate Advances having the shortest time to the end of the applicable Interest Period. Amounts paid on the Advances under this paragraph (a) shall be for the account of each Bank in proportion to its share of outstanding Loans. If, after paying all outstanding Advances, a Borrowing Base Deficiency still exists, the Borrower shall pay into the Holding Account an amount equal to the amount of the remaining Borrowing Base Deficiency.

          2.7(b)  OPTIONAL PREPAYMENTS.   The Borrower may prepay Base Rate
     Advances, in whole or in part, at any time, without premium or penalty. Each partial prepayment shall be in an aggregate amount for all the Banks of $100,000 or an integral multiple thereof. Except upon an acceleration following an Event of Default or upon termination of the Commitments in whole, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Commitments in whole) or prepaid on Advances under this paragraph (b) may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Advances under this paragraph (b) shall be for the account of each Bank in proportion to its share of outstanding Loans.

                 PART B -- TERMS OF THE LETTER OF CREDIT FACILITIES

     Section 2.8 LETTERS OF CREDIT. Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the date of this Agreement and the Termination Date in such amounts as the Borrower shall request up to an aggregate amount at any time outstanding not exceeding the Aggregate Commitment Amounts; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Outstandings to exceed the lesser of (a) the Aggregate Commitment Amounts or
(b) the Borrowing Base as reflected in the most recent Borrowing Base Certificate received by the Agent.

     Section 2.9 PROCEDURES FOR LETTERS OF CREDIT. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by (a) 2:00 p.m., Minneapolis time, on a Business Day which is not less than two Business Days preceding the requested date of issuance (which shall also be a Business Day), in the case of a Standby Letter of Credit, and (b) 2:30 p.m., Minneapolis time, on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day), in the case of a Documentary Letter of Credit. Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Agent may require that the Borrower execute its standard forms of application and continuing agreement in connection with the issuance of Letters of Credit, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Agent shall send notice to the other Banks weekly, stating the amounts and identification numbers of the Letters of Credit issued during each week.

     Section 2.10 TERMS OF LETTERS OF CREDIT. Letters of Credit shall be issued in support of obligations of the Borrower incurred for general corporate purposes. All Letters of Credit must expire not later than the 180th day following the Commitment Ending Date, provided that the Borrower shall, by not later than the date which is two Business Days prior to the Commitment Ending Date, or by such earlier date as the Agent may determine in its discretion, deposit in the Holding Account, in Immediately Available Funds, an amount which is at least equal to the total amount available to be drawn under such Letter of Credit, which amount shall be held by the Agent in the Holding Account as security for the reimbursement by the Borrower of any drawings under such Letter of Credit.

     Section 2.11 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the Agent has decided that it will comply with the Borrower's written or oral request or authorization to pay a drawing on any Letter of Credit that the Agent does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Agent by 11:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Agent for the full amount of such drawing by 12:00 noon (Minneapolis time) on the date on which the Agent in its notice indicated that it would pay such drawing is an "Unpaid Drawing." All Unpaid Drawings not reimbursed on the date on which such drawing is paid, whether by the Borrower or from the proceeds of Loans made pursuant to Section 2.15 or from funds available in the Holding Account, shall bear interest until paid in full at the rate per annum equal to the sum of (1) the Base Rate, plus (2) the Applicable Margin for Base Rate Advances, plus (3) 2%.

     Section 2.12 OBLIGATIONS ABSOLUTE. The obligation of the Borrower under Section 2.11 to repay the Agent for any amount drawn on any Letter of Credit and to repay the Banks for any Loans made under Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a)  Any lack of validity or enforceability of any Letter of Credit;

          (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

          (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

     (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

     (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

     (iii) The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

     (iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith.

     Section 2.13 INCREASED COST FOR LETTERS OF CREDIT. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Agent or any Bank's obligation to make Loans to cover Unpaid Drawings, or (b) shall impose on any Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Agent or any Bank of issuing or maintaining any Letter of Credit or such Bank's obligation to make Loans to cover Unpaid Drawings, or reduce the amount of any sum received or receivable by the Agent or any Bank hereunder, then, upon demand (which demand shall be given by the Agent or Bank affected by such increased cost or reduction promptly after it determines such increased cost or reduction) to the Borrower by the Agent or such Bank, the Borrower shall pay to the Agent or such Bank the additional amount or amounts as will compensate the Agent or such Bank for such increased cost or reduction. The Agent and each Bank will promptly notify the Borrower, and each Bank other than U.S. Bank will promptly notify the Agent, of any event of which it has knowledge, occurring after the date hereof, which will entitle the Agent or such Bank, as the case may be, to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Agent or such Bank, be otherwise disadvantageous to the Agent or such Bank. If the Agent or a Bank fails to give such notice within 45 days after it obtains knowledge of such a Regulatory Change, the Agent or such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that the Agent or such Bank does give such notice. A certificate of the Agent or a Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of manifest error. In determining such amount, the Agent or a Bank may use any reasonable averaging and attribution methods. Failure on the part of the Agent or a Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any period shall not constitute a waiver of the Agent's or that Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent period (subject to the limitation contained in the third preceding sentence).

                              PART C  --  GENERAL

     Section 2.14 OPTIONAL REDUCTION OF COMMITMENT AMOUNTS OR TERMINATION OF COMMITMENTS. The Borrower may, at any time, upon not less than five Business Days prior written notice to the Agent, reduce the Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000 or, if more, in an integral multiple of $1,000,000; PROVIDED, HOWEVER, that the Borrower may not at any time reduce the Aggregate Commitment Amounts below the Total Outstandings. The Borrower may, at any time when there are no Letters of Credit outstanding, upon not less than five Business Days prior written notice to the Agent, terminate the Commitments in their entirety. Upon termination of the Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.26 and all other unpaid obligations of the Borrower to the Agent and the Banks hereunder.

     Section 2.15 LOANS TO COVER UNPAID DRAWINGS. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does here so authorize each Bank) to, and shall, make a Loan (as a Base Rate Advance) to the Borrower in an amount equal to such Bank's Commitment Percentage of the amount of the Unpaid Drawing, subject, however, to the limitations set forth in Section 2.14. The Agent shall notify each Bank promptly on the date such Unpaid Drawing occurs of the amount of the Loan to be made by such Bank. Each Bank shall then make such Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists, but subject to the limitations set forth in Section 2.1) and each Bank shall provide the Agent with the proceeds of such Loan in Immediately Available Funds, at the office of the Agent, not later than 3:00 p.m. (Minneapolis time) on the day on which such Bank received such notice. The Agent shall apply the proceeds of such Loans directly to reimburse itself for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrower shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate
Advances plus two percent (2.00%).   If for any reason the Banks are unable
to make Loans to the Borrower in an aggregate amount sufficient to reimburse the Agent for an Unpaid Drawing (including, without limitation, the application of the limitations set forth in Section 2.8), and there are not funds available in the Holding Account to make such reimbursement, then the Banks (other than U.S. Bank) shall immediately purchase from the Agent a risk participation in such Unpaid Drawing, at par, in amounts equal to each such Bank's Commitment Percentage of the Unpaid Drawing.

     Section 2.16   CLOSING FEE; COMMITMENT NONUSE FEE.

          (a) CLOSING FEES. On or before the Closing Date the Borrower will pay to the Agent for its own account a fee (the "Closing Fee") in an amount separately agreed upon by the Borrower and the Agent.

          (b) COMMITMENT NONUSE FEES. The Borrower shall pay to the Agent for the account of each Bank fees (the "Commitment Nonuse Fees") in an amount determined by applying a rate of one-fourth of one percent (0.25%) per annum to the average daily Unused Commitment of such Bank for the period from the date of this Agreement to the Termination Date. Such Commitment Nonuse Fees are payable in arrears quarterly on the last day of each calendar quarter and on the Termination Date.

     Section 2.17 LETTER OF CREDIT FEES. For each Standby Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a "Standby Letter of Credit Fee") in an amount determined by applying a per annum rate equal to the Applicable Margin for Eurodollar Rate Advances to the original face amount of such Standby Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to such Standby Letter of Credit Fees, the Borrower shall pay to the Agent for its own account, on demand, all issuance, document examination, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Standby Letter of Credit or Documentary Letter of Credit.

     Section 2.18 COMPUTATION. Commitment Nonuse Fees and Standby Letter of Credit Fees and interest on Advances shall be computed on the basis of actual days elapsed (or, in the case of Standby Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.

     Section 2.19 PAYMENTS. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 noon (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest, Commitment Fees and Standby Letter of Credit Fees received, by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

     Section 2.20 COMMITMENT ENDING DATE. The "Commitment Ending Date" is December 31, 2000.

     Section 2.21 USE OF LOAN PROCEEDS. The proceeds of the Loans shall be used for the Borrower's working capital and general corporate purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement.

     Section 2.22 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

          (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

          (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Rate Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Base Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

     Section 2.23  INCREASED COST.  If any Regulatory Change:

          (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its Note or its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Eurodollar Rate Advances or any other amounts due under this Agreement in respect of its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

          (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or shall impose on any Bank (or its Applicable Lending Office) or the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances, its Note or its obligation to make Eurodollar Rate Advances;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of manifest error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of that Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period (subject to the limitation in the third preceding sentence).

     Section 2.24 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Eurodollar Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Base Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.26.

     Section 2.25 CAPITAL ADEQUACY. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within 15 days after written demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such a Regulatory Change, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for reductions suffered from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of manifest error. In determining such amount, each Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reductions with respect to any period shall not constitute a waiver of that Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent period (subject to the limitation contained in the third preceding sentence).

     Section 2.26 FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Bank in connection with the reemployment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.24, or an assignment pursuant to Section 2.28(c), occurs on any day other than the last day of the Interest Period applicable thereto. A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

     Section 2.27 DISCRETION OF BANKS AS TO MANNER OF FUNDING. Each Bank shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.26, but excluding determinations that the Agent may elect to make from the Reuters screen) shall be made as if such Bank had actually funded and maintained each Eurodollar Rate Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

     Section 2.28  WITHHOLDING TAXES.

          (a) BANKS TO SUBMIT FORMS. Each Bank represents to the Borrower and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the date of this Agreement or the day on which such Bank becomes such under Section 9.6, as applicable, duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) of the United States Internal Revenue Service, and each Bank that is a United States person on the date hereof or on the date it becomes a Bank under Section 9.6, as applicable, but subsequently ceases to be a United States person shall promptly notify the Borrower and the Agent and provide them either Form 1001 or Form 4224, as applicable. In addition, each Bank that is not a United States person shall, from time to time, submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate in such form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person.

          (b)  INABILITY OF A BANK.  If any Bank that is not a United
     States person (as such term is defined in Section 7701(a)(30) of the Code) determines that, as a result of any Regulatory Change, the Borrower is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. TAXES") from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the amount payable will be increased to the amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under any Loan Document to be paid with respect thereto; PROVIDED, that the Borrower shall not be required to pay any additional amount pursuant to this Section 2.28(b) to any Bank
     (i) that is not, either on the date this Agreement is executed by such Bank or on the date such Bank becomes such under Section 9.6, either (x) entitled to submit Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) or (y) a United States person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) that has failed to submit any form or certificate that it was required to file pursuant to subsection (a) and entitled to file under applicable law or
     (iii) arising from such Bank's failure to comply with any certification, identification or other similar requirement under United States income tax laws or regulations (including backup withholding) to establish entitlement to exemption from such U.S. Taxes; and PROVIDED, FURTHER, that if a Bank, as a result of any amount paid by the Borrower to such Bank pursuant to this Section 2.28, shall realize a tax credit or refund, which tax credit or refund would not have been realized but for the Borrower's payment of such amount, such Bank shall pay to the Borrower an amount equal to such tax credit or refund. Each Bank may determine the portion, if any, of any tax credit or refund attributable to the Borrower's payments using such attribution and accounting methods as such Bank reasonably selects, and such Bank's determination of the portion of any tax credit or refund attributable to the Borrower's payments shall be conclusive in the absence of manifest error. The obligation of the Borrower under this Section 2.28(b) shall survive the payment in full of the Obligations and the termination of the Commitment of such Bank.

          (c) SUBSTITUTION OF BANK. In the event the Borrower is required pursuant to this Section 2.28 to pay any additional amount to any Bank, such Bank shall, if no Event of Default or Unmatured Event of Default has occurred and is continuing, upon the request of the Borrower to such Bank and the Agent, assign, pursuant to and in accordance with the provisions of Section 9.6, all of its rights and obligations under this Agreement and under such Bank's Note to another Bank or a Transferee selected by the Borrower and reasonably satisfactory to the Agent, in consideration for (i) the payment by such assignee to the assigning Bank of the principal of, and interest accrued and unpaid to the date of such assignment on, the Note of such Bank, (ii) the payment by the Borrower to the assigning Bank of any and all other amounts owing to such Bank under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Borrower's release of the assigning Bank from any further obligation or liability under this Agreement. Upon any such assignment, the Borrower shall indemnify the assigning Bank as provided in Section 2.26. Notwithstanding anything to the contrary in this Section 2.28(c), in no event shall the replacement of any Bank result in a decrease in the Aggregate Commitment Amounts without the written consent of the Majority Banks.

                                  ARTICLE III

                             CONDITIONS PRECEDENT

     Section 3.1 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make any Loans hereunder and of the Agent to issue each Letter of Credit shall be subject to the fulfillment of the following conditions:

          3.1(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article IV shall be true and correct on and as of the date of this Agreement and on the date of each Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date, except for representations and warranties that are expressly made as of a given date, which representations and warranties shall be true and correct as of such date.

          3.1(b)   NO DEFAULT.  No Default or Event of Default shall have
     occurred and be continuing on the date of this Agreement and on the date of each Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Loans made on such date or the Letter of Credit so issued.

          3.1(c) NOTICES AND REQUESTS. The Agent shall have received the Borrower's request for such Loans as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.9.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

     To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the Agent to issue Letters of Credit, the Borrower represents and warrants to the Banks:

     Section 4.1 ORGANIZATION, STANDING, ETC. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Borrower Loan Documents. Each Subsidiary is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

     Section 4.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower, and this Agreement constitutes, and the Notes and other Borrower Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

     Section 4.3 NO CONFLICT; NO DEFAULT. The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder and which breach, default or Lien would have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     Section 4.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

     Section 4.5 FINANCIAL STATEMENTS AND CONDITION. The Borrower's audited consolidated financial statements as at December 31, 1996 and its unaudited consolidated financial statements as at November __, 1997, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since November __, 1997 there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

     Section 4.6 LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents.

     Section 4.7 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

     Section 4.9 FEDERAL RESERVE REGULATIONS. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

     Section 4.10 TITLE TO PROPERTY; LEASES; LIENS; SUBORDINATION. The Borrower has (a) good and marketable title to real properties owned by it and
(b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by the Borrower in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.13. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

     Section 4.11 TAXES. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed tax assessment against it or any Subsidiary which would have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

     Section 4.12 TRADEMARKS, PATENTS. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

     Section 4.13 BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

     Section 4.14 FORCE MAJEURE. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

     Section 4.15 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

     Section 4.16 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 4.17 RETIREMENT BENEFITS. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

     Section 4.18 FULL DISCLOSURE. Subject to the following sentence, neither the financial statements referred to in Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and, as of the date of this Agreement (except as the Borrower has otherwise disclosed to the Banks in writing), the Borrower has no reason to believe that such projections or forecasts are not reasonable.

     Section 4.19 SUBSIDIARIES. Exhibit 4.19 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

     Until any obligation of the Banks hereunder to make the Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing:

     Section 5.1 FINANCIAL STATEMENTS AND REPORTS. The Borrower will furnish to the Banks:

          5.1(a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, together with an unqualified opinion with respect to such audited financial statements from Arthur Andersen LLP or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent, together with any management letters and written supplementary reports of a material nature furnished to the Borrower or its board of directors by such accountants.

          5.1(b)  Together with the audited financial statements required under
     Section 5.1(a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

          5.1(c) As soon as available and in any event within 30 days after the end of each fiscal month, an unaudited consolidated statement of income for the Borrower and the Subsidiaries for such fiscal month and for the period from the beginning of such fiscal year to the end of such fiscal month, and a balance sheet of the Borrower as at the end of such month, setting forth in comparative form figures for the preceding fiscal year.

          5.1(d) As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) an unaudited consolidated statement of income for the Borrower and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, (ii) an unaudited consolidated statement of cash flow for the Borrower and the Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, (iii) a consolidated balance sheet of the Borrower and the Subsidiaries as at the end of such fiscal quarter, setting forth in comparative form figures for the preceding fiscal year, and (iv) a certificate signed by the Chief Financial Officer or Director of Treasury of the Borrower stating that, to the best knowledge of such officer, such financial statements present fairly the consolidated financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP except for the omission of footnotes and subject to year-end adjustments.

          5.1(e) Together with each of the annual and quarterly financial statements required under Sections 5.1(a) and 5.1(d), a Compliance Certificate in the form attached hereto as Exhibit 5.1(e) signed by the Chief Financial Officer or Director of Treasury of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.6, 6.8, 6.15, 6.16, 6.17, 6.18 and 6.19 as at
     the end of such quarter and stating that, to the best knowledge of such officer, as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

          5.1(f) As soon as practicable and in any event within 20 days after the end of each fiscal month, a Borrowing Base Certificate signed by the Chief Financial Officer or Director of Treasury of the Borrower, reporting the Borrowing Base as of the last day of the fiscal month just ended.

          5.1(g) As soon as practicable and in any event within 45 days after the beginning of each fiscal year of the Borrower, statements of forecasted consolidated income and forecasted consolidated cash flow for the Borrower and the Subsidiaries for each fiscal quarter in such fiscal year and a forecasted consolidated balance sheet of the Borrower and the Subsidiaries, together with supporting assumptions, as at the end of each fiscal quarter, all in reasonable detail and reasonably satisfactory in scope to Majority Banks.

          5.1(h) Immediately upon any Responsible Officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

          5.1(i) Immediately upon any Responsible Officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

          5.1(j) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

          5.1(k) Immediately upon any member of the Borrower's Board of Directors ceasing to be such member, and immediately upon any person becoming a member of the Borrower's Board of Directors, a notice disclosing such fact and identifying the member who has ceased to be such or who has become such, as the case may be.

          5.1(l) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

     Section 5.2 CORPORATE EXISTENCE. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

     Section 5.3 INSURANCE. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated. The Agent shall be named as an additional insured and as an additional loss payee of such insurance, shall be entitled to receive at least 30 days prior written notice of cancellation thereof, and shall receive certificates evidencing such insurance.

     Section 5.4 PAYMENT OF TAXES AND CLAIMS. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

     Section 5.5 INSPECTION; COLLATERAL AUDITS. (a) The Borrower shall permit, and shall cause each Subsidiary to permit, any Person designated by the Agent or the Majority Banks to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times, during normal business hours, and intervals as the Agent or the Majority Banks may designate. So long as no Event of Default exists, the expenses of the Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

          (b) Without limiting the foregoing, the Borrower will allow the Agent to perform collateral audits from time to time by a Person or Persons selected by the Agent. Unless an Event of Default has occurred, the Borrower shall be obligated to pay for only one such collateral audit per year and the Agent and the Banks shall bear the expense of any additional collateral audits. Notwithstanding the preceding sentence, the Agent may conduct collateral audits at any time if an Event of Default has occurred which is continuing, and the cost of any such audits shall be paid by the Borrower.

          (c) Any Bank may, at its own expense and at no additional expense to the Borrower, participate in any inspection or audit conducted by or at the direction of the Agent or the Majority Banks pursuant to this Section 5.5.

     Section 5.6 MAINTENANCE OF PROPERTIES. The Borrower will maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be conducted in the normal course.

     Section 5.7 BOOKS AND RECORDS. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

     Section 5.8 COMPLIANCE. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a material adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole and the Borrower or such Subsidiary is either (a) acting in good faith and with reasonable dispatch to cure such noncompliance or
(b) appealing or contesting in good faith and by appropriate proceedings the validity or applicability as to the Borrower or such Subsidiary of the law, rule, regulation, order, writ, judgment, injunction, decree or award as to which such noncompliance is asserted and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

     Section 5.9 NOTICE OF LITIGATION. The Borrower will give prompt written notice to the Agent of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or any Subsidiary or any property of the Borrower or a Subsidiary or to which the Borrower or a Subsidiary is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

     Section 5.10 ERISA. The Borrower will maintain, and will cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

     Section 5.11 ENVIRONMENTAL MATTERS; REPORTING. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent noncompliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower and the Subsidiaries taken as a whole, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require an expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation which is a material expense for the Borrower or the Subsidiaries taken as a whole.

     Section 5.12 FURTHER ASSURANCES. The Borrower shall promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof. Promptly upon request by the Agent or the Majority Banks, the Borrower also shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent or the Majority Banks may reasonable require from time to time in order:
(a) to carry out more effectively the purposes of the Loan Documents; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including, without limitation, the delivery of a landlord waiver from any landlord required by the Agent or the Majority Banks; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. The Borrower shall furnish to the Banks evidence satisfactory to the Majority Banks of every such recording, filing or registration.

                                  ARTICLE VI

                              NEGATIVE COVENANTS

     Until any obligation of the Banks hereunder to make the Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing:

     Section 6.1 MERGER. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; PROVIDED, HOWEVER, any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation).

     Section 6.2 DISPOSITION OF ASSETS. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          6.2(a) dispositions of inventory, or used, worn-out or surplus equipment and computer software, all in the ordinary course of business;

          6.2(b) the sale or other disposition of equipment and computer software to the extent that such equipment or computer software, as the case may be, is exchanged for credit against the purchase price of similar replacement equipment or computer software, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment or computer software;

          6.2(c) the sale by the Borrower to an entity which is not an Affiliate of the Borrower pursuant to an arm's length transaction, of the parking lots surrounding its principal offices located in Brooklyn Park, Minnesota, which real estate is more particularly described on Exhibit 6.2(c) attached hereto;

          6.2(d) other dispositions of property whose net book value in the aggregate does not exceed $750,000 in any fiscal year of the Borrower.

     Section 6.3 PLANS. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

     Section 6.4 CHANGE IN NATURE OF BUSINESS. The Borrower will not, and will not permit any Subsidiary to, make any change in the nature of its business which would cause the nature of the business of the Borrower and the Subsidiaries taken as a whole, to be materially different from the business of the Borrower, Texas Telemarketing, Inc. and Damark Financial Services, Inc. as carried on at the date hereof.

     Section 6.5 NEGATIVE PLEDGES. The Borrower will not, and will not permit any Subsidiary to: (a) enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Agent or the Banks any Lien on any assets or properties of the Borrower or such Subsidiary, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Agent or the Banks, or (b) place or allow any restriction, directly or indirectly, on the ability of any Subsidiary to (i) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or (ii) make loans or other cash payments to the Borrower.

     Section 6.6 RESTRICTED PAYMENTS. The Borrower will not make any Restricted Payments other than (a) the payment of the purchase price of capital stock of the Borrower owned by Mark Cohn solely from the proceeds of key man life insurance on his life, and (b) the payment of the purchase price for other capital stock of the Borrower repurchased by the Borrower, provided that the aggregate purchase price paid by the Borrower for capital stock of Borrower repurchased under this clause (b) shall not exceed (i) $6,000,000 during the period beginning on March 22, 1996 and ending March 21, 1997 or (ii) $5,000,000 during any period of 365 or 366 days, as the case may be, which begins on any date occurring after March 21, 1997 and ends on the day preceding the same date in the following calendar year.

     Section 6.7 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower (other than a transaction constituting a Restricted Payment permitted under Section 6.6), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

     Section 6.8 ACCOUNTING CHANGES. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.

     Section 6.9 CAPITAL EXPENDITURES. The Borrower will not, and will not permit any Subsidiary to, make Capital Expenditures in an amount exceeding, on a consolidated basis, (a) $11,500,000 in its fiscal year ending December 31, 1997 or (b) $10,000,000 in its fiscal year ending December 31, 1998 or in any fiscal year thereafter; provided, however, that Capital Expenditures made, with the prior written consent of the Majority Banks, from equity capital specifically raised by the Borrower for the purpose of making such Capital Expenditures shall not be subject to the foregoing limitations.

     Section 6.10 SUBORDINATED DEBT. The Borrower will not, and will not permit any Subsidiary to, (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

     Section 6.11 INVESTMENTS. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

          6.11(a)  Investments existing on the date of this Agreement.

          6.11(b) Travel advances to management personnel and employees in the ordinary course of business.

          6.11(c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States.

          6.11(d) Certificates of deposit or bankers' acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent.

          6.11(e) Commercial paper given the highest rating by a nationally recognized rating service.

          6.11(f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America.

          6.11(g) Other readily marketable Investments in debt securities which are reasonably acceptable to the Majority Banks.

          6.11(h)  Capital Expenditures permitted under Section 6.9.

          6.11(i) Investments in the Subsidiaries as of the date of this Agreement and Investments in Subsidiaries acquired or formed after the date hereof in accordance with Section 6.21.

          6.11(j) Any other Investments if the aggregate consideration therefor does not exceed $500,000 in any fiscal year.

Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by the Borrower or a Subsidiary.

     Section 6.12 INDEBTEDNESS. The Borrower will not, and will not permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except:

          6.12(a)  The Obligations.

          6.12(b) Liabilities, other than for borrowed money, incurred in the ordinary course of business.

          6.12(c) Indebtedness existing on the date of this Agreement and disclosed on Exhibit 6.12 hereto, but not including any extension or refinancing thereof.

          6.12(d) Indebtedness secured by Liens permitted under Section 6.13 hereof.

          6.12(e) Other Indebtedness not to exceed $750,000 in aggregate principal amount at any time outstanding.

     Section 6.13 LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

          6.13(a) Liens granted to the Agent and the Banks under the Security Documents to secure the Obligations.

          6.13(b) Liens existing on the date of this Agreement and disclosed on Exhibit 6.13 hereto.

          6.13(c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower or a Subsidiary.

          6.13(d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          6.13(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4.

          6.13(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

          6.13(g) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED THAT (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

          6.13(h) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower or a Subsidiary.

          6.13(i) The interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property.

     Section 6.14 CONTINGENT LIABILITIES. The Borrower will not, and will not permit any Subsidiary to, be or become liable on any Contingent Obligations except Contingent Obligations existing on the date of this Agreement and described on Exhibit 6.14 and except for guaranties by the Borrower or a Subsidiary of the Indebtedness of a Subsidiary if such Indebtedness is permitted to be incurred by such Subsidiary under Section 6.12.

     Section 6.15 TANGIBLE NET WORTH. The Borrower will not permit its Tangible Net Worth to be less than: (a) as of the last day of the Borrower's 1997 fiscal year, an amount equal to the sum of (i) $50,551,000 plus (ii) 75% of the cumulative consolidated net income of the Borrower and the Subsidiaries, if positive, for the period from the beginning of the 1997 fiscal year to the last day of the 1997 fiscal year; (b) as of the last day of any fiscal quarter in the 1998 fiscal year, an amount equal to the sum of (i) the minimum Tangible Net Worth requirement determined under the preceding clause (a) as of the last day of the 1997 fiscal year plus (ii) 75% of the cumulative consolidated net income of the Borrower and the Subsidiaries, if positive, for the period from the beginning of the 1998 fiscal year to the last day of such fiscal quarter;
(c) as of the last day of any fiscal quarter in the 1999 fiscal year, an amount equal to the sum of (i) the minimum Tangible Net Worth requirement determined under the preceding clause (b) as of the last day of the 1998 fiscal year plus
(ii) 75% of the cumulative consolidated net income of the Borrower and the Subsidiaries, if positive, for the period from the beginning of the 1999 fiscal year to the last day of such fiscal quarter; and (d) as of the last day of any fiscal quarter in the 2000 fiscal year, an amount equal to the sum of (i) the minimum Tangible Net Worth requirement determined under the preceding clause
(c) as of the last day of
the 1999 fiscal plus (ii) 75% of the cumulative consolidated net income of the Borrower and the Subsidiaries, if positive, for the period from the beginning of the 2000 fiscal year to the last day of such fiscal quarter.

     Section 6.16 FIXED CHARGE COVERAGE RATIO. The Borrower will not permit the Fixed Charge Coverage Ratio, as of any date set forth below, for the four consecutive fiscal quarters ending on that date, to be less than the ratio set opposite that date:

         FOUR-QUARTER                    MINIMUM FIXED CHARGE
         PERIOD ENDING                      COVERAGE RATIO
         -------------                   --------------------
           12/31/97, 3/31/98,
           6/30/98 and 9/30/98               1.10 to 1.00
           12/31/98 and thereafter           1.20 to 1.00

     Section 6.17 RATIO OF TOTAL FUNDED DEBT TO EBITDA. The Borrower will not permit the ratio of Total Funded Debt to EBITDA as of the last day of any fiscal quarter, commencing December 31, 1997, for the period of four consecutive fiscal quarters ending on that day, to exceed 3.00 to 1.00.

     Section 6.18 TRADE SUPPORT RATIO. The Borrower will not permit the ratio of (a) its trade accounts payable to inventory vendors TO (b) its inventory as of the last day of any fiscal quarter, commencing December 31, 1997, to be less than 0.475 to 1.00.

     Section 6.19 EBITDA. The Borrower will not permit EBITDA as of the last day of any fiscal quarter, commencing December 31, 1997, for the period of four consecutive fiscal quarters ending on such day, to be less than $12,000,000.

     Section 6.20  LOAN PROCEEDS.   The Borrower will not, and will not permit
any Subsidiary to, use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately,
(a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

     Section 6.21 SUBSIDIARIES. After the date of this Agreement, the Borrower will not, and will not permit any Subsidiary to, form or acquire any corporation which would thereby become a Subsidiary unless:

           (a) 100% of the shares of capital stock of such Subsidiary are owned by the Borrower directly or indirectly through one or more Subsidiaries 100% of the capital stock of each of which is owned either directly or indirectly by the

     Borrower and which shares have been pledged to the Bank as required by clause (b) of this Section 6.21;

           (b) 100% of the shares of capital stock of such Subsidiary are pledged to the Bank either under the Pledge Agreement, if such shares are owned directly by the Borrower, or under a Guarantor Pledge Agreement to be executed by the immediate parent of such Subsidiary, if such shares are owned by the Borrower through one or more Subsidiaries as described in clause (a) of this Section 6.21;

           (c) such Subsidiary executes and delivers to the Bank (i) a Guaranty, (ii) a Guarantor Pledge Agreement (if such Subsidiary owns the shares of another Subsidiary), and (iii) a Guarantor Security Agreement;

           (d) the Borrower, such Subsidiary and, if applicable, the parent of such Subsidiary execute and deliver any and all amendments to the Security Documents, any and all Uniform Commercial Code financing statements or amendments thereto and any other instruments and documents which the Agent may require to establish, evidence and/or perfect any security interest granted to the Agent pursuant to this Section 6.21, all of which shall be in form and substance satisfactory to the Agent.

If any portion of the property which is subject to the lien of the Mortgage is transferred to a Subsidiary, such Subsidiary shall at the time and as a condition of such transfer, execute and deliver to the Agent for the benefit of the Banks a Guarantor Mortgage covering such property, and the provisions of
Section 7.4 relating to the recording of the Mortgage and the obtaining of a land survey, a mortgagee's policy of title insurance, and an environmental survey shall be applicable to such Guarantor Mortgage and the property covered thereby.

                                  ARTICLE VII

                        EVENTS OF DEFAULT AND REMEDIES

     Section 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

           7.1(a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any Note or any other Obligation required to be made to the Agent or any Bank pursuant to this Agreement and such failure shall continue for five (5) calendar days.

           7.1(b) Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or on behalf of the Borrower or any Subsidiary in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

           7.1(c) The Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article VI hereof.

           7.1(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

           7.1(e) Any default (however denominated or defined) shall occur under any Security Document or under any Mortgage or Indemnification Agreement provided by the Borrower pursuant to Section 7.4 and such default is not cured within any applicable grace period provided for therein.

           7.1(f) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or any Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 45 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

           7.1(g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

           7.1(h)  Any dissolution or liquidation proceeding not permitted by
     Section 6.1 shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 45 days undismissed.

           7.1(i) A judgment or judgments for the payment of money in excess of the sum of $500,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

           7.1(j) The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed "material" if it exceeds $500,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.

           7.1(k) Any execution or attachment shall be issued whereby property of the Borrower or any Subsidiary having either a market value or a book value of $500,000 or more shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.

           7.1(l) Any Security Document or any Mortgage or Indemnification Agreement provided by the Borrower pursuant to Section 7.4 shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Agent or the Banks shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Agent or the Banks if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $500,000 and (ii) any of the foregoing shall remain unremedied for ten days or more after receipt of notice thereof by the Borrower from the Agent.

           7.1(m)  Any Change of Control shall occur.

     Section 7.2  REMEDIES.   If (a) any Event of Default described in Sections
7.1(f), (g) or (h) shall occur, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall terminate,
(ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

     Section 7.3 OFFSET. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

     Section 7.4 RECORDING OF MORTGAGE. The parties hereto acknowledge that the Agent shall not cause the Mortgage to be recorded unless and until an Event of Default has occurred under Section 6.19. Upon the occurrence of an Event of Default under Section 6.19, the Agent, after consulting with the Banks and unless directed not to do so by the Majority Banks, shall cause, and the Borrower shall permit: (a) the Mortgage to be recorded, (b) a land survey to be made of the property subject to the Mortgage (the "Mortgaged Property"), (c) a mortgagee's policy of title insurance to be issued with respect to the Mortgage and the Mortgaged Property, (d) an appraisal to be made of the Mortgaged Property and (e) an environmental survey to be made of the Mortgaged Property, which land survey, policy of title insurance, appraisal and environmental survey shall be in form, substance and detail satisfactory to the Agent. All mortgage registry tax, recording fees and other costs in connection with the recording of the Mortgage, and all fees and costs in connection with the preparation and issuance of any such land survey, title insurance policy, appraisal and/or environmental survey shall be at the expense of the Borrower, and the Borrower shall, upon demand by the Agent, promptly pay such fees and costs or, if such fees and costs have been paid by the Banks, promptly reimburse the Banks therefor.

                                 ARTICLE VIII

                                   THE AGENT

     The following provisions shall govern the relationship of the Agent with the Banks and shall inure to the benefit only of the Agent and the Banks, and not of the Borrower.

     Section 8.1 APPOINTMENT AND AUTHORIZATION. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, the Letters of Credit, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

     Section 8.2 NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

     Section 8.3 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     Section 8.4 LOAN DOCUMENTS. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

     Section 8.5 U.S. BANK AND AFFILIATES. With respect to its Commitment and the Loans made by it, U.S. Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and U.S. Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

     Section 8.6 ACTION BY AGENT. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

     Section 8.7 CREDIT ANALYSIS. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

     Section 8.8 NOTICES OF EVENT OF DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

     Section 8.9 INDEMNIFICATION. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's share of the aggregate Commitment Amounts from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

     Section 8.10 PAYMENTS AND COLLECTIONS. All funds received by the Agent in respect of any payments made by the Borrower on the Notes, Commitment Fees or Letter of Credit Fees shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Commitment Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Commitment Percentages) for application on the Notes (such application to be made first to the payment of interest and then to the payment of principal); (c) next to the Agent for the account of the Banks (in accordance with their respective Commitment Percentages) for any unpaid Commitment Fees, Standby Letter of Credit Fees or other fees owing by the Borrower hereunder (other than the fees payable to the Agent for its own account, as described in the last sentence of
Section 2.17, which shall be retained by the Agent for its own account); and
(d) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

     Section 8.11 SHARING OF PAYMENTS. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

     Section 8.12 ADVICE TO BANKS. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

     Section 8.13 RESIGNATION. If at any time U.S. Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.

                                  ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 MODIFICATIONS. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, PROVIDED the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

           9.1(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of the holder of each Note so affected; or

           9.1(b) Increase or decrease (except in accordance with Section 2.14) the amount or extend the time of the Commitment of any Bank, without the consent of such Bank; or

           9.1(c) Reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of the Bank affected; or

           9.1(d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or

           9.1(e) Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

           9.1(f) Amend any of the foregoing Sections 9.1 (a) through (e) or this Section 9.1 (f) without the consent of all the Banks; or

           9.1(g) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

           9.1(h) Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent.

     Section 9.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

     Section 9.3 WAIVERS, ETC. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

     Section 9.4 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

     Section 9.5 TAXES. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

     Section 9.6 SUCCESSORS AND ASSIGNS; DISPOSITION OF LOANS; TRANSFEREES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Borrower Loan Document without the prior written consent of all the Banks. Each Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its Commitments, the Loans and/or Advances (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"); PROVIDED, HOWEVER, that a Bank may dispose of a Transferred Interest only (a) in minimum amounts of $5,000,000, with respect to the assignment of a portion of a Bank's Commitment Amount, (b) with the consent of the Agent and the Borrower (which consent shall not, in either case, be unreasonably withheld, and provided that the consent of the Borrower shall not be required if an Event of Default has occurred which is continuing), (c) upon payment to the Agent by the parties to such disposition of a processing and recording fee in the amount of $2,500 for each party and (d) upon executing and delivering, and upon causing each

Transferee to execute and deliver, to the Agent a form of assumption agreement assuming and agreeing to be bound by the terms and provisions of this Agreement and the other Loan Documents and which is otherwise in form and substance satisfactory to the Agent. Without limiting the obligations of the Banks and the Transferees under the preceding sentence, each Transferee, by its acceptance of its Transferred Interest, shall be deemed to have become bound by the terms and provisions of this Agreement and the other Loan
Documents.   The Borrower agrees that each Transferee shall be entitled to the benefits of Sections 2.22, 2.23, 2.24, 2.25, 2.26, 2.27, 2.28 and 9.2
with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If any Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a "Bank" hereunder and shall have all the rights and obligations of such Bank hereunder and under the other Loan Documents, and such Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Notwithstanding the sale by any Bank of any participation hereunder, (a) no participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any participant shall have a right of setoff under Section 7.3 as if it were such Bank and the amount of its participation were owing directly to such participant by the Borrower and (b) such Bank shall not in connection with selling any such participation condition such Bank's rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to (i) any reduction in the amount of any principal of, or the amount of or rate of interest on, any Note or Advance in which such participation is sold,
(ii) any postponement of the date fixed for any payment of principal of or interest on any Note or Advance in which such participation is sold, (iii) the release or subordination of any material portion of any collateral other than pursuant to the terms of any Security Document or (iv) the release of any Guaranty.

     Section 9.7 CONFIDENTIALITY OF INFORMATION. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Notes and the Security Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and (d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

     Section 9.8 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

     Section 9.9 CONSENT TO JURISDICTION. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

     Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER , THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     Section 9.11 SURVIVAL OF AGREEMENT. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

     Section 9.12 INDEMNIFICATION. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

           (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

           (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

     This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

     Section 9.13 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

     Section 9.14 ENTIRE AGREEMENT. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

     Section 9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     Section 9.16 BORROWER ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

                                   PART TWO

                         EFFECTIVENESS OF THIS CREDIT AGREEMENT

     This Amended and Restated Credit Agreement shall not become effective until, and shall become effective when, each of the following conditions precedent shall have been satisfied:

     1. The Agent shall have received the following, each in form and substance satisfactory to the Agent:

           (a) Counterparts of this Agreement, duly executed by the Borrower and the Banks.

           (b) A First Amendment to Security Agreement in the form of Attachment 1(b) hereto, duly executed by the Borrower (the "First Amendment to Security Agreement").

           (c) A Second Amendment and Supplement to Pledge Agreement in the form of Attachment 1(c) hereto, duly executed by the Borrower (the "Second Amendment to Pledge Agreement").

           (d) A First Amendment to Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement in the form of Attachment 1(d) hereto, duly executed by the Borrower (the "First Amendment to Mortgage").

           (e) A First Amendment to Collateral Assignment of Trademarks in the form of Attachment 1(e) hereto, duly executed by the Borrower (the "First Amendment to Trademark Assignment").

           (f) A First Amendment to Indemnification Agreement in the form of Attachment 1(f) hereto, duly executed by the Borrower (the "First Amendment to Indemnification Agreement").

           (g) A separate Consent and Agreement of Guarantor from each Existing Guarantor in the form of Attachment 1(g) hereto, duly executed by such Guarantor (the "Guarantor Consents").

           (h) A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance by such Borrower of this Agreement and the other documents required to be executed by the Borrower pursuant to this Part Two, certified by the Secretary or an Assistant Secretary of the Borrower.

           (i) An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute, on behalf of the Borrower, this Agreement and the other documents required to be executed by the Borrower pursuant to this Part Two, certified by the Secretary or an Assistant Secretary of the Borrower.

          (j) A copy of the Articles of Incorporation of the Borrower with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrower.

          (k) A copy of the Bylaws of the Borrower, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

          (l) A certificate of good standing for such Borrower in the State of Minnesota, certified by the Minnesota Secretary of State as of a date not more than 10 days prior to the Closing Date.

           (m) A copy of the corporate resolutions of each Guarantor authorizing the execution, delivery and performance by such Guarantor of the documents required to be executed by such Guarantor pursuant to this Part Two, certified by the Secretary or an Assistant Secretary of such Guarantor.

           (n) An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of each Guarantor authorized to execute, on behalf of such Guarantor, the documents required to be executed by the such Guarantor pursuant to this Part Two, certified by the Secretary or an Assistant Secretary of such Guarantor.

          (o)  A copy of the Articles of Incorporation of each Guarantor   with
     all amendments thereto, certified by the Secretary or an Assistant Secretary of such Guarantor.

          (p) A copy of the Bylaws of each Guarantor, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Guarantor.

           (q) A certificate of good standing for each Guarantor in the jurisdiction of such Guarantor's incorporation, certified by an appropriate officer of such Guarantor as of a date not more than 10 days prior to the Closing Date.

           (r) An opinion of counsel to the Borrowers and the Guarantors covering the matters set forth in Attachment 1(r) hereto.

           (s) Payment of all fees and expenses of the Bank (including the fees, service charges and disbursements of counsel to the Bank) payable to the Bank hereunder or under the Existing Credit Agreement.

           (t) A Certificate of the Chief Executive Officer, the Chief Financial Officer, or the Director of Treasury of the Borrower certifying as to the matters set forth in Sections 3.1(a) and 3.1(b) of this Amended and Restated Credit Agreement.

           (u) Such other documents, certificates and opinions as the Agent may reasonably request, including without limitation such further amendments to the Loan Documents

     2. Each Bank shall have received a Promissory Note in the form of 1.1-C hereto, dated the date hereof, made payable to such Bank in the amount of it Commitment Amount and duly executed by the Borrower, which Promissory Note shall, in the case of each Existing Bank, constitute an amendment and restatement of its Existing Note.

     Upon receipt by the Agent and the Banks of the items required under paragraphs 1 and 2 of this Part Two: (i) each Existing Bank shall surrender to the Borrower such Existing Bank's Existing Note, marked "renewed but not paid" or words to similar effect; (ii) the unpaid principal balance outstanding under such Existing Note, and the interest accrued but unpaid thereon, shall be outstanding under such Bank's Revolving Note delivered pursuant to paragraph 2 of this Part Two; (iii) all references to the "Credit Agreement" contained in the Existing Security Agreement (as amended by the First Amendment to Security Agreement), the Existing Pledge Agreement (as amended by the Second Amendment to Pledge Agreement), the Existing Mortgage (as amended by the First Amendment to Mortgage), the Existing Trademark Assignment (as amended by the First Amendment to Trademark Assignment), the Existing Indemnification Agreement (as amended by the First Amendment to Indemnification Agreement), the Existing Guaranties (as amended by the Guarantor Consents) and the Existing Guarantor Security Agreements (as amended by the Guarantor Consents) shall be deemed to mean this Agreement, as this Agreement may hereafter be amended, supplemented, restated or otherwise modified in writing by the Borrower, the Banks and the Agent from time to time; and (iv) all references to the "Banks" contained in this Agreement, the Existing Security Agreement (as amended by the First Amendment to Security Agreement), the Existing Pledge Agreement (as amended by the Second Amendment to Pledge Agreement), the Existing Mortgage (as amended by the First Amendment to Mortgage), the Existing Trademark Assignment (as amended by the First Amendment to Trademark Assignment), the Existing Indemnification Agreement (as amended by the First Amendment to Indemnification Agreement), the Existing Guaranties (as amended by the Guarantor Consents) and the Existing Guarantor Security Agreements (as amended by the Guarantor Consents) shall be deemed to mean and include the Existing Banks, the Additional Banks and any other lender that hereafter becomes a signatory hereto as a Bank.

     The execution and delivery by the parties of this Amended and Restated Credit Agreement and the other instruments and documents contemplated by this Part Two, including, without limitation, the Promissory Notes executed and delivered pursuant to paragraph 2 of this Part Two, the First Amendment to Security Agreement, the Second Amendment to Pledge Agreement, the First Amendment to Mortgage, the First Amendment to Trademark Assignment, the First Amendment to Indemnification Agreement and the Guarantor Consents, are not intended as a novation, discharge or extinguishment of the Borrower's existing obligations under the Existing Credit Agreement, the Existing Notes, the Existing Indemnification Agreement or the Existing Guaranties or as a termination or release of the Bank's security interests in the collateral described in the Existing Security Agreement, the Existing Trademark Assignment, the Existing Pledge Agreement, the Existing Mortgage or the Existing Guarantor Security Agreements, all of which obligations and security interests shall remain in full force and effect, subject to the amendments effected by this Amended and Restated Credit Agreement, the Promissory Notes executed and delivered pursuant to paragraph 2 of this Part Two, the First Amendment to Security Agreement, the Second Amendment to Pledge Agreement, the First Amendment to Mortgage, the First Amendment to Trademark Assignment, the First Amendment to Indemnification Agreement and the Guarantor Consents.

                      [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                   DAMARK INTERNATIONAL, INC.

                                   By
                                      -------------------------

                                   Title
                                         ----------------------


                                   ADDRESS FOR BORROWER:
                                   7101 Winnetka Avenue North
                                   Minneapolis, MN 55428
                                   Attention:  Allison S. Gelfman
                                               Director of Treasury
                                   Telephone:  (612) 531-4761
                                   Fax: (612) 531-4581


                                   U.S. BANK NATIONAL ASSOCIATION
                                   as a Bank and as Agent

                                   By
                                      --------------------------

                                   Title
                                         -----------------------

                                   ADDRESS:
                                   601 Second Avenue South
                                   Minneapolis, MN 55402-4302
                                   Attention: Michael S. Harter - MPFP0607
                                   Telephone:    (612) 973-0849
                                   Fax:  (612) 973-0824

                                   THE SUMITOMO BANK, LIMITED,
                                   CHICAGO BRANCH

                                   By
                                      --------------------------

                                   Title
                                         -----------------------


                                   By
                                      --------------------------

                                   Title
                                         -----------------------

                                   ADDRESS:

                                   The Sumitomo Bank, Limited,
                                   Chicago Branch
                                   233 South Wacker
                                   Suite 5400
                                   Chicago, IL 60606
                                   Attention:  V.P. Credit Administration
                                   Fax: (312) 876-1995

                                   with a copy to:

                                   U.S. Commercial Banking Department
                                   4135 Multifoods Tower
                                   33 South Sixth Street
                                   Minneapolis, MN 55402
                                   Attention: Doug Pudvah
                                   Telephone: (612) 332-8235
                                   Fax: (612) 332-6745

                                   BANK ONE, WISCONSIN


                                   By --------------------------

                                   Title
                                         -----------------------

                                   ADDRESS:

                                   111 E. Wisconsin Avenue
                                   P.O. Box 2033
                                   Milwaukee, WI 53201-2033
                                   Attention: James Engel
                                   Telephone:  (414) 765-2766
                                   Fax: (414) 765-2176

                                                              EXHIBIT 1.1-A TO
                                                              CREDIT AGREEMENT



                                  FORMULA FOR
                                BORROWING BASE


     1. BORROWING BASE. The "Borrowing Base" as of any date of determination shall be the sum of the following:

     (a) the product of (i) the aggregate face amount of Eligible Accounts that are Eligible Renewal Fee Accounts, MULTIPLIED BY (ii) 35%;

     (b) the product of (i) the aggregate face amount of Eligible Accounts that are Eligible Other Accounts, MULTIPLIED BY (ii) 50%; and

     (c) an amount equal to the lesser of (i) 45% of the lower of cost (determined on a first-in, first-out basis) or market value of Eligible Inventory or (ii) $40,000,000.

     2. DEFINITIONS. Capitalized terms used herein which are defined in the Credit Agreement are used herein with the respective meanings attributed thereto in the Credit Agreement. In addition, for the purposes of this Exhibit and for determining the Borrowing Base, the following terms shall have the following respective meanings:

     "ACCOUNT": The right of the Borrower to receive payment of amounts owed to the Borrower on account of sales of inventory (including related shipping and handling fees), membership and other services in the ordinary course of the Borrower's business.

     "ELIGIBLE ACCOUNT": An Account which is other than an Ineligible Account; PROVIDED, HOWEVER, that in the case of an Account that is payable in two or more installments, the initial installment thereof shall not constitute, or be included in, an Eligible Account; and PROVIDED, FURTHER, that the Agent shall have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of Eligible Accounts.

     "ELIGIBLE OTHER ACCOUNT": An Eligible Account which is other than an Eligible Renewal Fee Account.

     "ELIGIBLE RENEWAL FEE ACCOUNT": An Eligible Account that is attributable to existing club membership fees billed and automatically renewable for a subsequent year.

     "ELIGIBLE INVENTORY": Inventory other than Ineligible Inventory; PROVIDED, that the Agent shall, notwithstanding the foregoing, have the right, in the reasonable exercise of its discretion, to establish reserves against the aggregate amount of Eligible Inventory.

     "INELIGIBLE ACCOUNT":  An Account that meets any of the following criteria:

     (a) such Account has arisen out of the sale of goods and services by the Borrower outside the United States of America and is not backed by a letter of credit issued or confirmed by a bank chartered under the laws of the United States of America or of any State thereof; or

     (b) such Account is not the valid, binding and legally enforceable obligation of the obligor thereon; or

     (c) such Account has been subordinated by the Borrower to any other claim against the obligor thereon; or

     (d) the obligor on such Account is (i) the Borrower or an Affiliate of the Borrower, (ii) the United States or any department, agency or instrumentality thereof (unless the Borrower shall have complied with the Assignment of Claims Act to the satisfaction of the Agent), (iii) a debtor under any proceeding under the Bankruptcy Code or comparable provision of state or foreign law, (iv) an assignor for the benefit of creditors, or (v) a customer for whom the Borrower has tried, but has been refused, an authorization by the applicable credit card processor in whole or in part; or

     (e)  such Account is not assignable; or

     (f) such Account is not subject to a perfected first security interest in favor of the Agent or is not free and clear of any other Lien; or

     (g) such Account is subject to any claimed offset, counterclaim or other defense with respect thereto (other than return rights and warranty claims not yet asserted); or

     (h) such Account is unpaid for more than 30 days from the date that payment thereof is due; or

     (i) such Account is owed by an obligor who is obligated on accounts owed to the Borrower more than 10% of the aggregate unpaid balance of which remains unpaid for longer than the period specified in clause (h) above; or

     (j) such Account is, as reasonably determined by the Agent in its discretion, uncollectible or otherwise disqualified; or

     (k)  such Account is a membership fee billed under a "free trial" offer;
or

     (l) such Account is payable under an installment payment plan which permits the obligor thereon to make payment in more than ten consecutive monthly installments.

     "INELIGIBLE INVENTORY": Inventory that meets any of the following criteria:

     (a) such Inventory is not subject to a perfected, first priority security interest in favor of the Agent free and clear of all other Liens; or

     (b) such Inventory is not located at one of the locations set forth in the Security Agreement or in any schedule delivered pursuant thereto as a location at which inventory is kept, or is in transit (except inventory in transit to a location set forth in the Security Agreement or in any schedule delivered pursuant thereto as a location at which inventory is kept and which has been shipped pursuant to a Documentary Letter of Credit); or

     (c) such Inventory is so identified to a contract to sell that it is evidenced by an account; or

     (d) such Inventory is not of good and merchantable quality free from any defects which would affect the market value thereof; or

     (e) such Inventory is inventory that the Borrower has returned or is in the process of returning, including, but not limited to, inventory classified by the Borrower as "C-Goods"; or

     (f) such Inventory is not insured against loss or damage in accordance with the provisions of the Security Agreement; or

     (g) such Inventory is subject to or covered by a negotiable document of title, including, without limitation, negotiable warehouse receipts and negotiable bills of lading; or

     (h) such Inventory is stored in a public warehouse or is held by any Person as bailee, unless the terms of such storage or bailment are satisfactory to the Agent; or

     (i)  such Inventory consists of packaging supplies.

     "INVENTORY": Goods held by the Borrower for sale in the ordinary course of business, less any reserves maintained by the Borrower.

                                                               EXHIBIT 1.1-B TO
                                                               CREDIT AGREEMENT

                          BORROWING BASE CERTIFICATE

              Borrowing Base as of _____________________________, ______


To:  U.S. Bank National Association:

     The undersigned hereby certifies to U.S. Bank National Association that as of the date above, the Borrowing Base for DAMARK INTERNATIONAL, INC. was as follows:


1.   Total Accounts                                  $__________

2.   Ineligible Accounts                             $__________

3.   Eligible Accounts (Line 1 - Line 2)             $__________

4.   Eligible Renewal Fee Accounts                   $__________

5.   Eligible Other Accounts (Line 3 - Line 4)       $__________

6.   35% of Line 4                                   $__________

7.   50% of Line 5                                   $__________

8.   Inventory on hand                               $__________

9.   Inventory in transit under letters of credit    $__________

10.  Total Inventory (Line 8 + Line 9)               $__________

11.  Ineligible Inventory                            $__________

12.  Eligible Inventory (Line 10 - Line 11)          $__________

13.  45% of Line 12 (not to exceed $40,000,000)      $__________

14.  Total Borrowing Base (Line 6 + Line 7
      + Line 13, but not to exceed $60,000,000)      $__________

16.  Loans Outstanding                               $__________

17.  Standby Letters of Credit Outstanding           $__________

18.  Documentary Letters of Credit Outstanding       $__________




19.  Total Outstandings
     (Line 16 + Line 17 + Line 18)                   $__________

20.  Additional Availability or (Deficiency)
     (Line 14 - Line 19)                             $__________


     Capitalized terms are used herein as defined in the Amended and Restated Credit Agreement dated as of January 12, 1998 and the Exhibits thereto, as the same may be from time to time amended, modified, supplemented or extended.

Date of Certificate: __________ , ____


                                   -------------------------------
                                   Title
                                        --------------------------
                                   For DAMARK INTERNATIONAL, INC.

                                                               EXHIBIT 1.1-C TO
                                                               CREDIT AGREEMENT

                                PROMISSORY NOTE


$[                ]                                                      [date]
                                                         Minneapolis, Minnesota


     FOR VALUE RECEIVED, DAMARK INTERNATIONAL, INC., a Minnesota corporation,
hereby promises to pay to the order of [              ]  (the "Bank") at the
main office of U.S. Bank National Association in Minneapolis, Minnesota, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) on the Commitment Ending Date, the
principal amount of [            ] AND NO/100 DOLLARS ($[               .00])
or, if less, the aggregate unpaid principal amount of all Advances made by the Bank under the Credit Agreement, and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.

     This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of January 12, 1998 (as the same may hereafter be from time to time amended, restated or otherwise modified, the "Credit Agreement") among the undersigned, the Bank and the other banks named therein. This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.

     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys' fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

                                   DAMARK INTERNATIONAL, INC.

                                   By
                                     --------------------------------------

                                   Title
                                        -----------------------------------

                                                                EXHIBIT 1.1-E TO
                                                                CREDIT AGREEMENT

                               BANK COMMITMENTS

                                         Commitment
Bank                                       Amount
----                                     ----------
U.S. Bank National Association           $25,000,000

The Sumitomo Bank, Limited,
 Chicago Branch                           17,500,000

Bank One, Wisconsin                       17,500,000
                                         -----------
                        Total            $60,000,000

                                                              ATTACHMENT 1(r) TO
                                                                CREDIT AGREEMENT


                           MATTERS TO BE COVERED BY
                              OPINION OF COUNSEL
                                TO THE BORROWER
                               AND SUBSIDIARIES

     The opinion of counsel to the Borrower and the Subsidiaries which is called for by Article III of the Amended and Restated Credit Agreement (the "Credit Agreement") shall be addressed to the Banks and dated the date of the Agreement. It shall be satisfactory in form and substance to the Banks and shall cover the matters set forth below, subject to such assumptions, exceptions and qualifications as may be acceptable to the Banks and counsel to the Banks.

     (i) The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as now conducted, to enter into the Borrower Loan Documents and to perform all of its obligations under each and all of the foregoing.

     (ii) The execution, delivery and performance by the Borrower of the Borrower Loan Documents have been duly authorized by all necessary corporate action by the Borrower.

     (iii) The Borrower Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

     (iv) The execution, delivery and performance by the Borrower of the Borrower Loan Documents will not (i) violate any provision of any law, statute, rule or regulation or, to the best knowledge of such counsel, any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (ii) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other material agreement, lease or instrument known to such counsel to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder except as may be contemplated by the Credit Agreement.

     (v) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.

     (vi) To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which (i) challenge the legality, validity or enforceability of the Borrower Loan Documents, or (ii) if determined adversely to the Borrower, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under the Borrower Loan Documents.

     (vii) As to any Security Documents which are security agreements, the filing of the Uniform Commercial Code financing statements delivered by the Borrower to the Banks in the filing offices listed thereon will perfect Liens created under such security agreements to the extent such Liens are capable of being perfected by filing financing statements under the Uniform Commercial Code.

                                                               EXHIBIT 5.1(e) TO
                                                                CREDIT AGREEMENT

                       [FORM OF COMPLIANCE CERTIFICATE]


To:  U.S. Bank National Association

THE UNDERSIGNED HEREBY CERTIFIES THAT:

     (1)  I am the duly elected chief financial officer of DAMARK
INTERNATIONAL, INC. (the "Borrower");

     (2) I have reviewed the terms of the Amended and Restated Credit Agreement dated as of January 12, 1998 among the Borrower, U.S. Bank National Association and certain Banks named therein (the "Credit Agreement") and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower during the accounting period covered by the Attachment hereto;

     (3) The examination described in paragraph (2) did not disclose, and I have no knowledge, whether arising out of such examinations or otherwise, of the existence of any condition or event which constitutes a Default or an Event of Default (as such terms are defined in the Credit Agreement) during or at the end of the accounting period covered by the Attachment hereto or as of the date of this Certificate, except as described below (or on a separate attachment to this Certificate). The exceptions listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event are as follows:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The foregoing certification, together with the computations in the Attachment hereto and the financial statements delivered with this
Certificate in support hereof, are made and delivered this         day of
___________, ____, pursuant to Section 5.1(e) of the Credit Agreement.

                                       DAMARK INTERNATIONAL, INC.


                                       By
                                         -----------------------------

                                       Title
                                            --------------------------

                     ATTACHMENT TO COMPLIANCE CERTIFICATE
                    AS OF ___________, ____ WHICH PERTAINS
                     TO THE PERIOD FROM ___________, _____
                            TO ____________, _____



1.   STOCK REPURCHASES (SECTION 6.6)

     (a)  Aggregate Purchase Price for Stock Repurchased
          During Preceding 12 Calendar Months                        $__________

     (b) Maximum Aggregate Purchase Price Permitted under Section 6.6

     COVENANT:

          / /    In compliance       / /    Not in compliance


2.   CAPITAL EXPENDITURES (SECTION 6.9)

     (a)  Aggregate Capital Expenditures made
          in Current Fiscal Year-to-Date                             $__________

     (b)  Maximum Aggregate Capital Expenditures
          Permitted Under Section 6.9                                $__________

     COVENANT:

          / /    In compliance       / /    Not in compliance

3.   TANGIBLE NET WORTH (SECTION 6.15) (DETERMINED AT QUARTER-END)

     (a)  Tangible Net Worth at such
          fiscal quarter-end                                       $__________

     (b)  Minimum Tangible Net Worth
          Required Under Section 6.15                              $__________

          (i)   Minimum Tangible Net
                Worth requirement under
                 Section 6.15 as of preceding
                fiscal year-end ($50,551,000
                for 1996 fiscal year-end)              $__________

          (ii)  75% of cumulative Net
                Income during current
                fiscal year to date                    $__________

          (iii) Minimum Required Tangible
                Net Worth as of quarter-end
               (Line 3(b)(i) + Line 3(b)(ii))                      $_________

     COVENANT:

               / /    In compliance       / /    Not in compliance


4. MINIMUM EBITDA (SECTION 6.19) (DETERMINED AT FISCAL QUARTER-END FOR THE FOUR FISCAL QUARTERS THEN ENDED)

     (a)  Calculation of EBITDA

          (i)   operating income                       $__________

          (ii)  PLUS depreciation                      $__________

          (iii) PLUS amortization                      $__________

          (vi)  EBITDA (Sum of Lines 4(a)(i) through
                Line 4(a)(iii))                                    $__________

     (b)  Minimum EBITDA Required
          Under Section 6.19                                       $__________

     COVENANT:

               / /    In compliance       / /    Not in compliance

5. FIXED CHARGE COVERAGE RATIO (SECTION 6.16) (DETERMINED AT QUARTER-END FOR THE FOUR FISCAL QUARTERS THEN ENDED)

     (a)  EBITDA (Line 4(a)(iv))                                   $__________

     (b)  Operating Lease Expense                                  $__________

     (c)  Sum of Line 5(a) plus Line 5(b)                          $__________

     (d)  Calculation of Fixed Charges:

          (i)   Net Interest Expense                   $__________

          (ii)  PLUS Capital Expenditures              $__________

          (iii) LESS Capital Expenditures
                made from specific equity
                capital with Bank consent              $__________

          (iv)  PLUS Operating Lease Expense           $__________

          (v)  PLUS Cash Taxes                         $__________

          (vi) Fixed Charges (Sum of
               Lines 5(d)(i) through 5(d)(iv))                     $__________

     (e)  Fixed Charge Coverage Ratio
          (Line 5(c) to Line 5(d)(iv))                          ______ to 1.00

     (f)  Minimum Fixed Charge Coverage
          Ratio Required by Section 6.16                        ______ to 1.00


     COVENANT:

           / /    In compliance            / /    Not in compliance

6. RATIO OF TOTAL FUNDED DEBT TO EBITDA (SECTION 6.17) (DETERMINED AT FISCAL QUARTER-END FOR THE FOUR FISCAL QUARTERS THEN ENDED)

     (a)  Calculation of Total Funded Debt

          (i)   Aggregate Principal Balance of
                Outstanding Loans                      $__________

          (ii)  PLUS Aggregate Stated Amount
                of Outstanding Standby
                Letters of Credit                      $__________

          (iii) Total Funded Debt
                (Line 6(a)(i) + Line 6(a)(ii))                     $__________

     (b)  EBITDA (Line 4(a)(iv))                                   $__________

     (c)  Ratio of Line 6(a)(iii) to Line 6(b)                  ______ to 1.00

     (d)  Maximum Ratio Permitted Under
          Section 6.17                                            3.00 to 1.00

     COVENANT:

               / /    In compliance       / /    Not in compliance

7.   TRADE SUPPORT RATIO (SECTION 6.18)

     (a)  Total Trade Accounts                                     $__________

     (b)  Total Inventory                                          $__________

     (c)  Ratio of Line 7(a) to Line 7(b)                       ______ to 1.00

     (d)  Minimum Ratio Required Under
          Section 6.18                                            .475 to 1.00

     COVENANT:

               / /    In compliance       / /    Not in compliance

                                                            EXHIBIT 6.2(c) TO
                                                             CREDIT AGREEMENT


                                LEGAL DESCRIPTION


LOT 25, AND THE EAST THREE-FOURTHS OF LOT 24 AS MEASURED ON THE NORTH AND SOUTH LINES OF SAID LOT 24, TOGETHER WITH THE SOUTH 30 FEET OF LOT 24 LYING WEST OF SAID EAST THREE-FOURTHS OF SAID LOT 24, ALL IN BROOKLYN GARDENS, HENNEPIN COUNTY, MINNESOTA.